                                                                       Exhibit 1

                                                               EXECUTION VERSION


                        AGREEMENT AND PLAN OF MERGER AND
                                 SHARE EXCHANGE

                                      Among

                             DALEEN HOLDINGS, INC.,

                           PARALLEL ACQUISITION, INC.,

                           DALEEN TECHNOLOGIES, INC.,

                            BEHRMAN CAPITAL II, L.P.

                                       and

                      STRATEGIC ENTREPRENEUR FUND II, L.P.

                             Dated as of May 7, 2004

                                TABLE OF CONTENTS

Section                                                                     Page
-------                                                                     ----
ARTICLE I  THE SHARE EXCHANGE AND THE MERGER..............................     2
     SECTION 1.01   The Share Exchange....................................     2
     SECTION 1.02   The Merger............................................     4
     SECTION 1.03   Effective Time; Closing...............................     4
     SECTION 1.04   Effect of the Merger..................................     4
     SECTION 1.05   Certificate of Incorporation; By-laws.................     4
     SECTION 1.06   Directors and Officers................................     4
     SECTION 1.07   Other Effects.........................................     5

ARTICLE II  CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES............     5
     SECTION 2.01   Conversion Of Securities..............................     5
     SECTION 2.02   Equity Election.......................................     6
     SECTION 2.03   Surrender of Shares; Transfer Books...................     8
     SECTION 2.04   Effect of the Merger on Stock Options and Warrants....    10
     SECTION 2.05   Escrow. ..............................................    11

ARTICLE III  REPRESENTATIONS AND WARRANTIES OF THE COMPANY................    13
     SECTION 3.01   Organization and Qualification; Subsidiaries..........    13
     SECTION 3.02   Certificate of Incorporation and By-laws..............    13
     SECTION 3.03   Capitalization........................................    14
     SECTION 3.04   Authority Relative to This Agreement..................    15
     SECTION 3.05   No Conflict; Required Filings and Consents............    15
     SECTION 3.06   Permits...............................................    16
     SECTION 3.07   SEC Filings; Financial Statements.....................    17
     SECTION 3.08   Disclosure Documents..................................    18
     SECTION 3.09   Absence of Certain Changes or Events..................    19
     SECTION 3.10   Absence of Litigation.................................    20
     SECTION 3.11   Employee Benefit Plans................................    20
     SECTION 3.12   Labor Matters.........................................    22
     SECTION 3.13   Personal Property, Real Property and Leases. .........    22
     SECTION 3.14   Intellectual Property.................................    22
     SECTION 3.15   Taxes. (a)............................................    23
     SECTION 3.16   Environmental Matters.................................    25
     SECTION 3.17   Material Contracts and Government Contracts...........    26
     SECTION 3.18   Opinion of Financial Advisor..........................    27
     SECTION 3.19   Board Approval; Certain Anti-Takeover Provisions
                    Not Applicable........................................    27

     SECTION 3.20   Votes Required..................................................   28
     SECTION 3.21   Brokers.........................................................   28
     SECTION 3.22   Customers.......................................................   28
     SECTION 3.23   Certain Payments................................................   28

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF PARENT AND ACQUISITION SUB............   29
     SECTION 4.01   Organization and Qualification; Subsidiaries....................   29
     SECTION 4.02   Certificate of Incorporation and By-laws; Capitalization........   30
     SECTION 4.03   Authority Relative to this Agreement............................   30
     SECTION 4.04   No Conflict; Required Filings and Consents......................   31
     SECTION 4.05   Absence of Litigation...........................................   31
     SECTION 4.06   No Operations or Liabilities....................................   31
     SECTION 4.07   Information Supplied............................................   32
     SECTION 4.08   Brokers.........................................................   32

ARTICLE V  CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME...........................   32
     SECTION 5.01   Conduct of Business by the Company Pending the Effective
                    Time............................................................   32

ARTICLE VI  ADDITIONAL AGREEMENTS...................................................   35
     SECTION 6.01   Company Stockholders' Meeting...................................   35
     SECTION 6.02   SEC Transaction Filings.........................................   35
     SECTION 6.03   Appropriate Action; Consents; Filings...........................   36
     SECTION 6.04   Access to Information; Confidentiality..........................   38
     SECTION 6.05   No Solicitation of Competing Transactions.......................   38
     SECTION 6.06   Directors' and Officers' Indemnification and Insurance..........   40
     SECTION 6.07   Notification of Certain Matters; Updating of Disclosure
                    Schedules.......................................................   40
     SECTION 6.08   Public Announcements............................................   41
     SECTION 6.09   State Takeover Laws.............................................   41
     SECTION 6.10   Additional Company SEC Reports; Financial Statements............   41

ARTICLE VII  CONDITIONS.............................................................   42
     SECTION 7.01   Conditions to the Obligations of Each Party to the Share........   42
     SECTION 7.02   Conditions to the Obligations of Each Party to the Merger.......   42
     SECTION 7.03   Conditions to the Obligations of the Company Concerning the
                    Meger...........................................................   43
     SECTION 7.04   Conditions to the Obligations of Parent and Acquisition Sub
                    Concerning the Merger...........................................   44

ARTICLE VIII  TERMINATION, AMENDMENT AND WAIVER.....................................   45
     SECTION 8.01   Termination.....................................................   45
     SECTION 8.02   Effect of Termination...........................................   46
     SECTION 8.03   Fees and Expenses...............................................   46
     SECTION 8.04   Amendment.......................................................   47
     SECTION 8.05   Waiver..........................................................   47

ARTICLE IX  INDEMNIFICATION.........................................................   47
     SECTION 9.01   Indemnification of Parent by Behrman, SEF and the
                    Series F Holders................................................   47
     SECTION 9.02   Indemnification of Behrman, SEF and the Series F Holders
                    by Parent.......................................................   50
     SECTION 9.03   Procedures......................................................   50

ARTICLE X  GENERAL PROVISIONS.......................................................   53
     SECTION 10.01  Survival of Representations and Warranties......................   53
     SECTION 10.02  Notices.........................................................   53
     SECTION 10.03  Certain Definitions; Interpretation.............................   54
     SECTION 10.04  Severability....................................................   63
     SECTION 10.05  Entire Agreement; Assignment....................................   63
     SECTION 10.06  Parties in Interest.............................................   63
     SECTION 10.07  Specific Performance............................................   64
     SECTION 10.08  Governing Law...................................................   64
     SECTION 10.09  Consent to Jurisdiction. .......................................   64
     SECTION 10.10  Headings........................................................   64
     SECTION 10.11  Counterparts....................................................   64
     SECTION 10.12  Waiver of Jury Trial............................................   65

Exhibits:

Exhibit A   Exchanged Shares
Exhibit B   Form of Escrow Agreement
Exhibit C   Interim Balance Sheet
Exhibit D   Stockholders Agreement

                           COMPANY DISCLOSURE SCHEDULE

Schedule No.                           Summary Description
------------                           -------------------
2.04              Company Options
3.01              Subsidiaries
3.03              Capitalization
3.05(a)           No Conflict
3.05(b)           Required Filings and Consents
3.06-1            Company Authorizations
3.06-2            Company Permits
3.07(g)           Amendments/Modifications to Documents filed with SEC
3.09              Changes or Events Since December 31, 2003
3.10              Litigation
3.11              Employee Benefit Plans
3.13              Real Property and Leases
3.14-b            Intellectual Property
3.14-c            Intellectual Property
3.14-d            Intellectual Property
3.14-e            Intellectual Property
3.14-f            Intellectual Property
3.14-g            Intellectual Property
3.15(a)           Taxes
3.15(b)           Taxes
3.15(f)           Taxes
3.15(g)           Taxes
3.16              Environmental Matters
3.17(a)           Material Contracts
3.17(b)           Unfurnished Material Contracts
3.21              Brokers
3.22              Customers

                           PARENT DISCLOSURE SCHEDULES

Schedule No.                   Summary Description
-----------                    -------------------
4.04(a)          No Conflict
4.04(b)          Required Filings and Consents

                    OTHER DISCLOSURE SCHEDULES

Schedule No.                   Summary Description
------------                   -------------------
5.01             Conduct of Business
10.03            Specified Litigation

                 AGREEMENT AND PLAN OF MERGER AND SHARE EXCHANGE

     This is an AGREEMENT AND PLAN OF MERGER AND SHARE EXCHANGE, dated as of May 7, 2004 (this "Agreement"), made by and among Daleen Holdings, Inc., a Delaware corporation ("Parent"), Parallel Acquisition, Inc., a Delaware corporation and wholly owned subsidiary of Parent ("Acquisition Sub"), Daleen Technologies, Inc., a Delaware corporation (the "Company"), Behrman Capital II, L.P., a Delaware limited partnership ("Behrman") and Strategic Entrepreneur Fund II, L.P., a Delaware limited partnership ("SEF"). Certain terms used in this Agreement are defined in Section 10.03 below.

     Parent is a newly formed Delaware corporation that has been formed by the Company for the purpose of entering into and consummating the transactions contemplated by this Agreement. Concurrent with the execution and delivery of this Agreement, Quadrangle Capital Partners LP, a Delaware limited partnership ("QCP"), Quadrangle Select Partners LP, a Delaware limited partnership ("QSP"), Quadrangle Capital Partners-A LP, a Delaware limited partnership ("QCP-A" and collectively with QCP and QSP, "Quadrangle"), Behrman and SEF are entering into an Investment Agreement (the "Investment Agreement"), pursuant to and subject to the terms and conditions of which they have agreed to invest an aggregate of $30 million in cash in Parent in consideration of the issuance by Parent of shares of Parent Series A PIK Preferred. Also concurrent with the execution and delivery of this Agreement, Parent has agreed to purchase all outstanding shares of the outstanding capital stock of Protek Telecommunications Solutions Limited, a company organized in the United Kingdom ("Protek") pursuant to and subject to the terms and conditions set forth in a Stock Purchase Agreement of even date herewith (the "Protek Agreement"). Concurrent therewith, the Company is entering into the Bridge Loan Facility with an operating subsidiary of Protek, and Behrman is providing a bridge loan facility to the Company.

     Behrman and SEF desire to exchange their existing holdings of the capital stock of the Company for a combination of shares of Parent PIK Preferred and Parent Common Stock, on the terms and subject to the conditions set forth herein (the "Share Exchange"). Upon consummation of the Share Exchange, the parties further desire to cause Acquisition Sub to merge with and into the Company, on the terms and subject to the conditions set forth herein (the "Merger"). These transactions are expected to have the effect of permitting the Company to cease to be a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     The respective boards of directors (or equivalent governing bodies) of Parent, Acquisition Sub, the Company, Behrman and SEF have approved and declared advisable this Agreement, the Share Exchange and the Merger, upon the terms and subject to the conditions hereof, whereby each Share not owned, directly or indirectly, by the Company, Parent or any of their respective Subsidiaries, excluding Shares held by persons who comply with all provisions of Delaware law concerning the right of holders of Shares to dissent from the Merger and require appraisal of their Shares, will be converted into the right to receive the respective consideration provided for herein pursuant to the Merger. In addition, certain stockholders of the Company have entered into Voting Agreements (collectively, the "Voting Agreements"), with Quadrangle, providing, among other things, that the stockholders party thereto shall vote all shares of the capital stock of the Company held by them in favor of the Merger and the other transactions contemplated by this Agreement.

     Valuation Research Corporation, financial advisor to the Company, has on the date hereof issued an opinion addressed to the Special Committee of the Board of Directors of the Company for the benefit of the Board of Directors of the Company and its stockholders as to the fairness, from a financial point of view, of the consideration to be issued to the stockholders of the Company in connection with the Merger.

     Parent, Acquisition Sub and the Company desire to make certain representations, warranties and agreements in connection with the Share Exchange, the Merger and the other transactions contemplated by this Agreement and also to prescribe various conditions to the Share Exchange, the Merger and the other transactions contemplated by this Agreement.

     In consideration of the foregoing and the mutual covenants and agreements herein contained, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, Parent, Acquisition Sub, the Company, Behrman and SEF hereby agree as follows:

                                    ARTICLE I

                        THE SHARE EXCHANGE AND THE MERGER

     SECTION 1.01 The Share Exchange.

     (a) Provided that this Agreement shall not have been terminated in accordance with Article VIII and the conditions set forth in Section 7.01 shall have been satisfied (unless, to the extent permitted hereby, waived), on the Closing Date, immediately prior to the Merger Closing, Behrman, SEF and Parent shall consummate the Share Exchange (the "Share Exchange Closing") by making the respective deliveries set forth in paragraphs (b) and (c) following. Notwithstanding consummation of the Share Exchange Closing, if for any reason the Merger shall not occur or be deemed not to have occurred, the Share Exchange Closing shall be deemed void and of no effect, and the parties shall use their respective best efforts to reverse the deliveries set forth in paragraphs (b) and (c) below.

     (b) At the Share Exchange Closing, each of Behrman and SEF shall deliver to Parent all shares of the Series F Convertible Preferred Stock, par value $0.01 per share, of the Company (the "Daleen Series F Preferred Stock") held by it (all such shares of Daleen Series F Preferred Stock held by Behrman and SEF together, the "Exchanged Shares"), together with all certificates representing the same, duly endorsed in blank or with duly executed stock powers attached thereto, in proper form for transfer, free and clear of all Liens together with payment of any Taxes imposed on the transfer of such Exchanged Shares, and shall also deliver to Parent duly executed copies of the Stockholders Agreement.

     (c) At the Share Exchange Closing, Parent shall issue to Behrman and SEF in respect of each Exchanged Share,

               (x) a number of shares of Parent PIK Preferred equal to the result obtained by dividing (A) $5,000,000 by (B) the product of the Parent PIK Value and the aggregate number of Exchanged Shares, plus

               (y) a number of shares of Parent Common Stock equal to the result obtained by dividing (A) the excess of (X) the Series F Value times the aggregate number of Exchanged Shares over (Y) $5,000,000, by
          (B) the product of the Parent Common Stock Value and the aggregate number of Exchanged Shares;

in each case duly certificated in the names of Behrman and SEF as the respective record holders thereof (collectively, the "Share Exchange Consideration"); provided, however, that certificates in respect of the Escrow Percentage of the shares of Parent PIK Preferred included in the Share Exchange Consideration and the Escrow Percentage of the shares of Parent Common Stock included in the Share Exchange Consideration shall be delivered to the Escrow Agent as contemplated by
Section 2.05. The aggregate number of shares of Parent PIK Preferred and Parent Common Stock issued to Behrman and SEF respectively in the Share Exchange will be rounded down to the nearest whole share, without payment for any fractional shares eliminated by such rounding. For purposes of this Agreement, "Parent PIK Value" shall mean $100, and "Parent Common Stock Value" shall mean $25. The "Series F Value" shall mean $34.28 per share of Daleen Series F Preferred Stock.

     (d) Each of Behrman and SEF hereby represents, warrants and covenants, severally and not jointly, both as of the date hereof and as of the Share Exchange Closing, that (i) it holds record and beneficial title to the number of shares of Common Stock, par value $0.01 per share, of the Company (the "Daleen Common Stock") and Daleen Series F Preferred Stock set forth next to its name on Exhibit A, free and clear of all Liens other than Liens created by this Agreement, (ii) upon delivery of the Share Exchange Consideration, Parent will have good, legal and marketable title to the representing entity's Exchanged Shares, free and clear of all Liens, (iii) except for this Agreement and such representing entity's Voting Agreement, none of such entity's Exchanged Shares is subject to any voting trust, proxy or other contract, agreement or arrangement, including any such contract, agreement or arrangement relating to the voting, dividend rights, liquidation rights, redemption rights or disposition of any such Exchanged Shares, (iv) there are no subscriptions, options, warrants, calls, preemptive rights or rights of conversion or other rights, agreements, arrangements or commitments relating to the Exchanged Shares obligating such representing entity to sell or transfer any Exchanged Shares and
(v) it shall not at any time prior to Closing (or earlier termination of this Agreement in accordance with the terms hereof) enter into or effect any contract, agreement, arrangement or transaction that would reasonably be expected to have the effect of causing any of the foregoing representations and warranties to be incorrect in any material respect.

     SECTION 1.02. The Merger. Upon the terms and subject to the conditions set forth herein, and in accordance with the Delaware General Corporation Law (the "DGCL"), at the Effective Time, Acquisition Sub shall be merged with and into the Company. As a result of the Merger, the separate corporate existence of Acquisition Sub shall cease, and the Company shall continue as the surviving corporation of the Merger (the "Surviving Corporation").

     SECTION 1.03. Effective Time; Closing. As promptly as practicable after, but not later than the second business day following, the satisfaction or, if permissible, waiver of the conditions set forth in Article VII, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in such form as is required by, and executed in accordance with the relevant provisions of, the DGCL. The term "Effective Time" means the date and time of the filing of the Certificate of Merger with the Secretary of State of the State of Delaware (or such later time as may be agreed by each of the parties hereto and specified in the Certificate of Merger). Immediately prior to the filing of the Certificate of Merger, the Share Exchange Closing and consummation of the other transactions contemplated by this Agreement (the "Merger Closing" and, together with the Share Exchange Closing, the "Closing") at the offices of Kirkpatrick & Lockhart LLP located at 599 Lexington Avenue, New York, New York at 11 a.m., local time, on or before September 30, 2004, or at such other time, date and/or place as the parties may mutually agree in writing (the date of such Closing, the "Closing Date").

     SECTION 1.04. Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities, and duties of each of the Company and Acquisition Sub shall become the debts, liabilities, and duties of the Surviving Corporation.

     SECTION 1.05. Certificate of Incorporation; By-laws.

     (a) At the Effective Time, the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation.

     (b) At the Effective Time, the By-laws of the Company, as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, the Certificate of Incorporation of the Surviving Corporation and such By-laws.

     SECTION 1.06. Directors and Officers. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and By-laws of the Surviving Corporation, and the officers of the Company immediately prior to the

Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified.

     SECTION 1.07. Other Effects. From and after the Effective Time, the Surviving Corporation shall possess all the assets, rights, privileges, powers and franchises and be subject to all of the liabilities, restrictions, disabilities and duties of the Company, all as provided under Delaware law.

                                   ARTICLE II

               CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

     SECTION 2.01. Conversion Of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Acquisition Sub, the Company or the holders of any of the following securities:

     (a) Each Share of Daleen Series F Preferred Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(d) (including Exchanged Shares) and other than Dissenting Shares) shall convert into the right to receive (subject to the escrow provided for in Section 2.05):

          (i) cash per share equal to the result obtained by dividing (x) the result obtained by subtracting from $4,600,000 the sum of all amounts to be paid under paragraph (c) of this Section (assuming for purposes of such calculation that there are no Dissenting Shares), by (y) the aggregate number of shares of Daleen Series F Preferred Stock held by record holders (other than Parent) that have not duly and timely delivered an Equity Election Notice; plus

          (ii) a number of fully paid and nonassessable shares of Parent Common Stock equal to the result obtained by dividing (x) the excess of the Series F Value over the per share amount resulting from the calculation in clause (i) immediately preceding, by (y) the Parent Common Stock Value;

provided, however, that in the event that an Equity Election has been validly made and not withdrawn by the record holder of a share of Daleen Series F Preferred Stock in accordance with Section 2.02, such share shall convert instead into the right to receive that number of fully paid and nonassessable shares of Parent Common Stock equal to the result obtained by dividing the Series F Value by the Parent Common Stock Value, subject to the escrow provided for in Section 2.05.

     (b)  [Reserved].

     (c) Each share of Daleen Common Stock issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 2.01(d) and other than Dissenting Shares) shall convert into the right to receive $0.0384 in cash

(subject, in the case of shares of Daleen Common Stock held by Behrman and SEF, to the escrow described in Section 2.05 below).

     (d) Each share of the capital stock of the Company ("Share") held in the treasury of the Company and each Share owned by Parent or any direct or indirect wholly owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof, and no payment shall be made with respect thereto.

     (e) Each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     (f) As of the Effective Time, all Shares outstanding immediately prior to the Effective Time (other than Shares to be cancelled pursuant to Section 2.01(d)) shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate or certificates which prior thereto represented Shares shall cease to have any rights with respect thereto, except the right to receive, for each Share represented by such certificate, the respective consideration provided for in Section 2.01(a), (b) or (c) ("Merger Consideration"), as the case may be, without interest, or, if such holder is a Dissenting Stockholder, the rights, if any, afforded to such holder under Section 262 of the DGCL.

     (g) Notwithstanding anything in this Agreement to the contrary, any Shares held by a person (a "Dissenting Stockholder") who shall have demanded and perfected a right to receive payment of the fair value of such Shares pursuant to Section 262 of the DGCL ("Dissenting Shares") shall not be converted as described in Section 2.01(a), (b) or (c), as the case may be, unless such holder fails to comply with the provisions of Section 262 of the DGCL or withdraws or otherwise loses its right to receive such fair value payment. At the Effective Time, by virtue of the Merger and without any action on the part of the Dissenting Stockholder, all Dissenting Shares shall be cancelled and cease to exist and shall represent only the right to receive only those rights provided under the DGCL. If, after the Effective Time, such Dissenting Stockholder fails to comply with the provisions of Section 262 of the DGCL or withdraws or loses his or her right to receive such fair value payment, such Dissenting Stockholder's Shares shall no longer be considered Dissenting Shares for the purposes of this Agreement and shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive for each such Share the respective Merger Consideration provided for in
Section 2.01(a), (b) or (c), as the case may be, without interest. The Company shall give Parent (i) prompt notice of any demands to receive payment of fair value of shares received by the Company and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to such demands. The Company shall not, without the prior written consent of Parent, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

     SECTION 2.02  Equity Election.

     (a) Each record holder of Daleen Series F Preferred Stock as of the record date for the Company Stockholders Meeting shall be entitled to make a joint election (a "Equity Election") to receive (subject to the terms and conditions of this Agreement) shares of Parent Common Stock in accordance with the proviso to Section 2.01(a) (the "Equity Election Consideration"). Such Equity Election may be made on or prior to the Election Date to receive the Equity Election Consideration, on the basis hereinafter set forth.

     (b) Prior to the mailing of the Company Proxy Statement, Parent and Acquisition Sub shall appoint SunTrust Bank or another national bank or trust company mutually acceptable to Parent and the Company to act as exchange agent (the "Exchange Agent") for the payment of the Merger Consideration, and Parent shall enter into an exchange agent agreement with the Exchange Agent in form and substance reasonably acceptable to the Company.

     (c) The Company shall, subject to any required clearance by the Securities and Exchange Commission (the "SEC"), prepare and mail a Equity Election Notice, which form shall be subject to the reasonable approval of Acquisition Sub (the "Equity Election Notice"), with the Company Proxy Statement to the record holders of Shares as of the record date for the Company Stockholders' Meeting, which Equity Election Notice shall be used by each holder of Daleen Series F Preferred Stock that wishes to elect to receive the Equity Election Consideration upon conversion of such holder's shares of Daleen Series F Preferred Stock in the Merger, subject to the provisions of this Article II. The Company will use its best efforts to make the Equity Election Notice and the Proxy Statement available to all persons who become holders of Daleen Series F Preferred Stock during the period between such record date and the Election Date referred to below. Any such holder's election to receive the Equity Election Consideration shall have been properly made only if the Exchange Agent shall have received at its designated office, by 5:00 p.m., New York City time on the business day (the "Election Date") preceding the date of the Company Stockholders' Meeting, a Equity Election Notice properly completed and signed by such holder. Without limitation of the foregoing, in order to be deemed properly completed and submitted by a holder such holder must duly execute any joinder to the Stockholders Agreement included therein.

     (d) Any Equity Election Notice may be revoked by the record holder submitting it to the Exchange Agent only by written notice of such holder received by the Exchange Agent prior to 5:00 p.m., New York City time, on the Election Date.

     (e) The determination of the Exchange Agent shall be binding whether or not any Equity Election has been properly made or revoked pursuant to this
Section 2.02 and when elections and revocations were received by it. If the Exchange Agent determines that any Equity Election was not properly made, the respective Shares shall be converted in the Merger into the right to receive cash and shares of Parent Common Stock in accordance with Section 2.01(a). The Exchange Agent shall also make all computations contemplated by Section 2.01(a), and any such computation shall be conclusive and binding on the holders of Shares. The Exchange Agent may, with the mutual agreement of the Company, Acquisition Sub and Parent, make such rules as are consistent with this Section
2.02 for the
implementation of the elections provided for herein as shall be necessary or desirable fully to effect such elections.

     SECTION 2.03. Surrender of Shares; Transfer Books.

     (a) Exchange Agent. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Shares, the Merger Consideration for exchange in accordance with this Article II (subject to the escrow described in Section 2.05 below). The cash portion of the Merger Consideration shall be invested by the Exchange Agent as directed by Parent. Any net profit resulting from, or interest or income produced by, such investments will be payable to Parent.

     (b) Exchange Procedures. Promptly and as soon as practicable after the Effective Time, each holder of an outstanding certificate or certificates which prior thereto represented Shares shall, upon surrender to the Exchange Agent of such certificate or certificates and acceptance thereof by the Exchange Agent, be entitled to certificates representing the number of full shares of Parent Common Stock, if any, to be received by the holder thereof pursuant to this Agreement and the amount of cash, if any, which the holder of such shares has the right to receive pursuant to this Agreement and the cash, if any, payable in lieu of any fractional shares, subject to the escrow provided for in Section
2.05. The Exchange Agent shall accept such certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with normal exchange practices. After the Effective Time, there shall be no further transfer on the records of the Company or its transfer agent of certificates representing Shares which have been converted pursuant to this Agreement into the right to receive the Merger Consideration, and if such certificates are presented to the Company for transfer, they shall be canceled against delivery of cash and/or certificates for shares of Parent Common Stock, as the case may be. If any certificate for such Parent Common Stock is to be issued in, or if cash is to be remitted to, a name other than that in which the certificate for Shares surrendered for exchange is registered, it shall be a condition of such exchange that the certificate so surrendered shall be properly endorsed, with signature guaranteed, or otherwise in proper form for transfer and that the person requesting such exchange shall pay to Parent or its transfer agent any transfer or other taxes required by reason of the issuance of certificates for such Shares in a name other than that of the registered holder of the certificate surrendered, or establish to the satisfaction of Parent or its transfer agent that such tax has been paid or is not applicable. Until surrendered as contemplated by this Section 2.03(b), each certificate for Shares which have been converted into the right to receive the Merger Consideration shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by and determined in accordance with Sections 2.01 and 2.02. No interest will be paid or will accrue on any cash payable as Merger Consideration or in lieu of any fractional shares of Parent Common Stock.

     (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions with respect to shares of Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered certificate for Shares with respect to the shares of Parent Common Stock, if any, to be received in respect thereof and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.03(e) until the surrender of such certificate in accordance with this Article II. Subject to the effect of applicable laws, following surrender of any such certificate, there shall be paid to the holder of the certificate representing whole shares of Parent Common Stock issued in connection therewith, without interest,(i)at the time of such surrender the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.03(e) and the proportionate amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the proportionate amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Parent Common Stock; provided, however, that dividends or other distributions in respect of shares of Parent Common Stock held by the Escrow Agent in accordance with Section 2.05 shall not be delivered to the record holder thereof, but shall instead be delivered to the Escrow Agent to be held and applied in accordance with the Escrow Agreement.

     (d) No Further Ownership Rights in Shares. All Merger Consideration paid or delivered upon the surrender for exchange of certificates representing Shares in accordance with the terms of this Article II (including any cash paid pursuant to Section 2.03(e)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to the Shares exchanged therefor theretofore represented by such certificates.

     (e) No Fractional Shares. No certificates or scrip representing fractional shares of Parent Common Stock shall be issued in connection with the Merger, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of Parent after the Merger. Each record holder of Shares exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Shares delivered by such holder) shall receive, in lieu thereof, a cash payment (without interest) in lieu of such fractional share in an amount equal to the product of such fraction multiplied by the Parent Common Stock Value.

     (f) Termination of Exchange Fund. Any portion of the Merger Consideration deposited with the Exchange Agent pursuant to this Section 2.03 (the "Exchange Fund") which remains undistributed to the holders of the certificates formerly representing Shares on the date that is 180 days after the Effective Time shall be promptly delivered to Parent, and any holders of Shares prior to the Merger who have not theretofore complied with this Article II shall thereafter look only to Parent and only as general creditors thereof for payment of their claim for cash, if any, shares of Parent Common Stock, if any, any cash in lieu of fractional shares of Parent Common Stock, and any dividends or distributions with respect to shares of Parent Common Stock, as applicable, to which such holders may be entitled.

     (g) No Liability. None of Acquisition Sub, Parent, the Company nor the Exchange Agent shall be liable to any person in respect of any shares of Parent Common

Stock (or dividends or distributions with respect thereto) or cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any certificates representing Shares immediately prior to the Effective Time shall not have been surrendered prior to the date that is the first anniversary of the Effective Time (or immediately prior to such earlier date on which any cash, if any, any cash in lieu of fractional shares of Parent Common Stock, any dividends or distributions with respect to shares of Parent Common Stock in respect of such certificate would otherwise escheat to or become the property of any Governmental Entity, any such cash, dividends or distributions in respect of such certificate shall, to the extent permitted by applicable law, become the property of Parent, free and clear of all claims or interests of any person previously entitled thereto.

     (h) Withholding Rights. Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, and to direct the Exchange Agent to so deduct and withhold, from the consideration otherwise payable pursuant to this Agreement to any holder of Shares such amounts as it is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of such Shares in respect of which such deduction and withholding was made by the Surviving Corporation or Parent, as the case may be.

     SECTION 2.04. Effect of the Merger on Stock Options and Warrants.

     (a) As of the Effective Time, by virtue of the Merger and corporate actions taken concurrent with the execution and delivery of this Agreement and without any further action on the part of Acquisition Sub, the Company or the holders thereof, each option to purchase capital stock of the Company listed on
Schedule 2.04 to the Company Disclosure Schedule (the "Company Options"), whether or not exercisable, whether or not vested, and whether or not performance-based, outstanding under the Company's stock plans listed on
Schedule 2.04 to the Company Disclosure Schedule (collectively, the "Company Stock Option Plans"), shall, to the extent not exercised between the date hereof and Closing, be terminated. The Company has, concurrent with the execution and delivery of this Agreement, amended the terms of each grant under such Company Stock Option Plan to provide that vesting and exercise of each such Company Option shall accelerate effective as of the Closing Date, and that, unless exercised by written notice of exercise delivered prior to the Closing Date (and conditioned solely on the occurrence of Closing), such Company Option shall be terminated immediately prior to the Effective Time without further action or the Company or the holder thereof. Such amendments are effective to ensure that, following the Effective Time, no current or former employee, director, consultant or other person shall have any option to purchase Shares or any other equity interests or any phantom stock options or stock appreciation rights in the Company under any Company Stock Option Plan to require the Company to purchase Shares for his or her benefit or shall have any right to acquire or receive any securities of the Surviving Corporation or any consideration except as contemplated by this Section 2.04(a).

         (b) As of the Effective Time, by virtue of the Merger and the consents set forth in the Voting Agreements and without any action on the part of Acquisition Sub, the Company or the holders thereof, all outstanding warrants of the Company shall be terminated and cancelled.

         SECTION 2.05. Escrow. (a) General. Subject to the terms and conditions of an escrow agreement in substantially the form of Exhibit B (the "Escrow Agreement"), (a) the following portions of each of the aggregate cash and shares of Parent Common Stock deliverable to the Series F Holders under Section 2 and
(b) the cash deliverable to Behrman and SEF in respect of their shares of Daleen Common Stock shall not be delivered to such persons at Closing, but shall instead be delivered to be held in escrow in accordance with the terms of the Escrow Agreement:

         (i) an aggregate of 12.5% (the "Escrow Percentage") shall be delivered to the Escrow Agent to be held as a general escrow account securing the indemnification obligations of the Series F Holders under Section 9.01(a) (the "General Escrow");

         (ii) if, but only if, any Specified Litigation is pending as of the Effective Time, 6.49% shall be delivered to the Escrow Agent to be held as a special escrow account securing the indemnification obligations of the Series F Holders under Section 9.01(d) (the "Special Escrow"); and

         (iii) all cash that would otherwise be deliverable to Behrman and SEF in respect of their shares of Daleen Common Stock shall be delivered to the Escrow Agent to be held as an escrow account securing the indemnification obligations of Behrman and SEF under Sections 9.01(a) and 9.01(d) (the "Behrman Escrow").

Certificates in respect of the shares so delivered into escrow shall be issued in the name of the respective Series F Holder shall be issued in the name of such holder as the record holder thereof, but shall be delivered to and held by the Escrow Agent as provided in the Escrow Agreement.

         (b) Initial Release. If, within thirty (30) calendar days of the receipt by Parent of its audited financial statements for fiscal year ending December 31, 2004 (which audited financial statements Parent shall make all commercially reasonable efforts to have completed by March 31, 2005), at least seventy-five percent (75%) of each of the cash and shares of Parent Common Stock that were delivered to the Escrow Agent at Closing and allocated to the General Escrow remain in escrow and are not otherwise the subject of any good faith claim made by a Parent Indemnitee pursuant to Article 9, then fifty percent (50%) of each of the cash and shares of Parent Common Stock that were delivered to the Escrow Agent at Closing and allocated to the General Escrow and are not the subject of a good faith Parent Indemnitee claim pursuant to Article 9 shall be released to the Series F Holders pro rata to their interests therein. For the purpose of avoidance of doubt, it is acknowledged for purposes of this Section 2.05(b) that in respect of any third party claim a Parent Indemnitee shall have a good faith claim in respect of the full amount (including

Parent's reasonable estimate of attorneys fees and costs) claimed by such third party (or, if no specific amount is claimed, Parent's good faith determination of such Parent Indemnitee's maximum exposure if all claims presented by such third party claimant were to be finally determined adversely to such Parent Indemnitee).

         (c) Release Following Survival Period. If, at any time after the thirtieth (30th) day after the receipt by Parent of its audited financial statements for fiscal year ending December 31, 2005 (which audited financial statements Parent shall make all commercially reasonable efforts to have completed by March 31, 2006), any portion of each of the cash and shares of Parent Common Stock held in the General Escrow is not the subject of a good faith Parent Indemnitee claim pursuant to Article 9, such portion shall be released to the Series F Holders pro rata to their interests therein.

         (d) Release to Parent Indemnitees. Assets held in the General Escrow or in Behrman Escrow with respect to a good faith claim of any Parent Indemnitee shall be released to such Parent Indemnitee upon the earlier of (x) the 20th business day after delivery by a Buyer Indemnitee of a written claim for indemnification under Section 9.01 if the Stockholder Representative has not delivered to the Buyer a written notice of objection to such claim by such day,
(y) the date of a written agreement between the Stockholders' Representative and such Buyer Indemnitee establishing the amount of such claim to be indemnified and (z) a final and binding adjudication of such claim for indemnification, in each case in accordance with the provisions of the Escrow Agreement. Assets held in the General Escrow after each such release to a Parent Indemnitee subsequent to the date on which the release contemplated by Section 2.05(c) has been made (or would have been made but for the existence of claims by Parent Indemnitees) that are not otherwise subject to a good faith claim for indemnification by a Parent Indemnitee shall be released to the Series F Holders pro rata to their interests therein.

         (e) Special Escrow. The Special Escrow shall be delivered to the Escrow Agent for the sole purpose of securing the indemnification obligations of the Series F Holders under Section 9.01(d). Assets held in the Special Escrow shall be released to Parent upon the earlier of (x) the 20th business day after delivery by a Buyer Indemnitee of a written claim for indemnification under
Section 9.01(d) if the Stockholders' Representative has not delivered to the Buyer a written notice of objection to such claim by such day, (y) the date of a written agreement between the Stockholder Representative and such Buyer Indemnitee establishing the amount of such claim to be indemnified and (z) a final and binding adjudication of such claim for indemnification, in each case in accordance with the provisions of the Escrow Agreement. Assets held in the Special Escrow after each such release to a Parent Indemnitee that are not otherwise subject to a good faith claim for indemnification by a Parent Indemnitee shall be released to the Series F Holders pro rata to their interests therein.

         (f) Behrman Escrow. The Behrman Escrow shall be delivered to the Escrow Agent for the sole purpose of securing the indemnification obligations of Behrman and SEF under Sections 9.01(a) and 9.01(d). Amounts remaining in the Behrman Escrow shall be released to Behrman and SEF, pro rata to their interests therein, on the later of (i) the date on which all remaining assets in the General Escrow have been released to the Series F Holders pursuant to either (x) Section 2.05(c) or (y) the final sentence of Section 2.05(d) and (ii) the date on which all remaining assets in the Special Escrow have been released to the Series F Holders pursuant to the final sentence of Section 2.05(e).

         (g) Notices to Escrow Agent. Parent and the Stockholders' Representative shall give all such notices to Escrow Agent as are necessary or appropriate to effect the provisions of this Section 2.05.

                                   ARTICLE III

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to Parent and Acquisition Sub that:

         SECTION 3.01. Organization and Qualification; Subsidiaries. Each of the Company and each subsidiary of the Company (a "Subsidiary") is an entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation and has the requisite power (corporate or otherwise) and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. The Company and each Subsidiary is duly qualified or licensed as a foreign corporation (or other business entity) to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for any failure to be so qualified or licensed and in good standing that would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect. A true and complete list of all the Subsidiaries, together with the jurisdiction of incorporation or formation of each Subsidiary, the ownership of the outstanding capital stock or other equity interests of such Subsidiary and the percentage of the outstanding capital stock or other equity interests of each Subsidiary owned by the Company and each other Subsidiary, is set forth in
Schedule 3.01 of the separate Disclosure Schedule previously delivered by the Company to Parent (the "Company Disclosure Schedule"). Except as disclosed in such Schedule 3.01, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity. The Company wholly owns, directly or indirectly, and has full voting and disposition power over all of the equity interests of each of its Subsidiaries. No stock appreciation rights, phantom stock, profit participation or other similar rights with respect to any Subsidiary or any capital stock of any Subsidiary are authorized or outstanding.

         SECTION 3.02. Certificate of Incorporation and By-laws. The Company has heretofore furnished to Parent (i) a complete and correct copy of the Certificate of Incorporation and the By-laws or equivalent organizational documents, each as amended to date, of the Company and each Subsidiary; (ii) the minute books of the Company and each

Subsidiary (which contain complete and accurate records of all meetings and accurately reflect all other corporate action of the stockholders and board of directors (including committees thereof) of the Company and its Subsidiaries) and (iii) the stock certificate books and stock transfer ledgers of the Company and its Subsidiaries. Each such Certificate of Incorporation, By-laws and equivalent organizational documents is in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its Certificate of Incorporation, By-laws or equivalent organizational documents.

         SECTION 3.03. Capitalization. As of the date hereof, the authorized capital stock of the Company consists of (i) 200,000,000 shares of Daleen Common Stock, $0.01 par value per share, of which 46,929,372 shares are issued and outstanding as of the date hereof; and (ii) 21,877,236 shares of Preferred Stock, $0.01 par value per share, of which (A) 3,000,000 shares are designated as Series A Convertible Preferred Stock (with no shares issued and outstanding);
(B) 1,250,000 shares are designated as Series B Convertible Preferred Stock (with no shares issued and outstanding); (C) 1,222,222 shares are designated as Series C Convertible Preferred Stock (with no shares issued and outstanding);
(D) 4,221,846 shares are designated as Series D Convertible Preferred Stock (with no shares issued and outstanding); (E) 686,553 shares are designated as Series D-1 Convertible Preferred Stock (with no shares issued and outstanding);
(F) 1,496,615 shares are designated as Series E Convertible Preferred Stock (with no shares issued and outstanding); and (G) 588,312 shares are designated as Series F Preferred Stock (with 449,237 shares issued and outstanding as of the date hereof). Set forth on Schedule 3.03 is a description of the grant date, number of shares available under, strike or exercise price and holder of each outstanding grant of Company Options or any other rights to acquire Shares pursuant to the Company Stock Option Plans. Each grant of Company Stock Options or other rights to acquire Common Stock under any of the Company Stock Option Plans is evidenced by a Stock Option Agreement, each in the form previously provided to the Parent. Except for rights to acquire Common Stock under the Company Stock Option Plans as set forth in this Section 3.03 and for the warrants set forth on Schedule 3.03 (which sets forth the holders of record of such securities), there are no options, warrants or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or any Subsidiary or obligating the Company or any Subsidiary to issue or sell any shares of capital stock of, or other equity interests in, the Company or any Subsidiary. All of the issued and outstanding Shares have been duly authorized and are validly issued, fully paid, nonassessable and were not issued in violation of any preemptive rights or comparable rights of any Person to acquire such shares. All Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. Except as contemplated by this Agreement and as set forth on Schedule 3.03, there are no outstanding commitments, agreements, proxies, voting trusts, arrangements or undertakings of any kind to which the Company or any of its Subsidiaries is a party or by which any of them is bound obligating the Company or any of its Subsidiaries to dispose or vote any shares of capital stock or other equity securities of the Company or of any of its Subsidiaries and the Company is not bound by any debt agreements or instruments which grant any rights to vote (contingent or otherwise) on matters on which shareholders of the Company may vote. Except as set forth on

Schedule 3.03, there are no outstanding contractual obligations of the Company or any Subsidiary to repurchase, redeem or otherwise acquire any Shares or any capital stock of or any equity interests in, any Subsidiary. Except as set forth on Schedule 3.03, each outstanding share of capital stock or other equity interest of each Subsidiary is duly authorized, validly issued, fully paid and nonassessable and each such share or other equity interest owned by the Company or any Subsidiary is free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on the Company's or such other Subsidiary's voting rights, charges and other encumbrances of any nature whatsoever.

         SECTION 3.04. Authority Relative to This Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated hereby have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Merger (other than, with respect to the Merger, the stockholder approvals described in Section 3.20 and the filing and recordation of appropriate merger documents as required by the DGCL) and the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Acquisition Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

         SECTION 3.05.     No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not (i) conflict with or violate the Certificate of Incorporation or By-laws or equivalent organizational documents of the Company or any Subsidiary; (ii) conflict with or violate any domestic (federal, state or local) or foreign law, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, be reasonably likely to result in a Company Material Adverse Effect or impair the ability of the Company to perform its obligations under this Agreement in any material respect; (iii) result in a conflict with, a breach or violation of, a default under (or an event which with notice or lapse of time or both would become a default) or the triggering of any payment or other material obligations to any of the Company's or any of its Subsidiaries' present or former employees pursuant to any of the Company's or any of its Subsidiaries' existing employee benefit plans (as set forth in Section 3.11) or any grant or award made under any of the foregoing, other than the accelerated vesting of options under any of the Company Stock Option Plans, or (iv) except as specified in Schedule 3.05(a), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of the Company or any Subsidiary pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, have or reasonably be expected to result in a Company Material Adverse Effect.

         (b) None of the execution or delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or the other transactions contemplated hereby, compliance by the Company with any of the provisions of this Agreement or the performance of this Agreement by the Company do or will require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) (A) for applicable requirements, if any, of the Exchange Act or the Securities Act of 1933, as amended (the "Securities Act"), including the SEC Transaction Filings, (B) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, and (C) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) as specified in Schedule 3.05(b); and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not by the terms of the applicable requirement prevent or delay consummation of the Merger or any other transaction contemplated hereby, would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect and would not impair the ability of the Company to perform its obligations under this Agreement in any material respect.

         SECTION 3.06. Permits. Except as set forth on Schedule 3.06-1, the Company and each Subsidiary is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders necessary for the Company and each Subsidiary to own, lease and operate its properties or to carry on its business as it is now being conducted (the "Company Permits"), and no suspension or cancellation of any of the Company Permits is pending or, to the knowledge of the Company, threatened, except where the failure to have, or the suspension or cancellation of, any of the Company Permits would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Set forth on Schedule 3.06-2 is a list of those Company Permits, the loss or suspension of any of which could, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect. Neither the Company nor any Subsidiary is in conflict with, or in default or violation of, (i) any Laws, including the Foreign Corrupt Practices Act and related regulations, applicable to the Company or any Subsidiary or by which any property or asset of the Company or any Subsidiary is bound or affected; (ii) any of the Company Permits; or (iii) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary or any property or asset of the Company or any Subsidiary is bound or affected, except for any such conflicts, defaults or violations that would not, individually or in the aggregate, have or reasonably be expected to have a Company Material Adverse Effect.

         SECTION 3.07.     SEC Filings; Financial Statements.

         (a) The Company has filed all forms, reports and documents required to be filed by it with the SEC since December 31, 2001 (the "SEC Filings"), and has heretofore made available to Parent, in the form filed with the SEC and as amended prior to the date hereof, (i) its Annual Report on Form 10-K for the fiscal year ended December 31, 2003; (ii) all proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since January 1, 2003; and (iii) all other forms, reports and other registration statements filed by the Company with the SEC since January 1, 2003 (the forms, reports and other documents referred to in clauses (i), (ii) and (iii) above being referred to herein, collectively, as the "Company SEC Reports"). As of their respective dates, the SEC Filings (i) were prepared in accordance with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations thereunder including, without limitation, those amendments to the federal securities laws effected by, and those regulations adopted in accordance with, the Sarbanes-Oxley Act of 2002 to the extent applicable thereto; (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading; and (iii) did not omit any documents required to be filed as exhibits thereto. No Subsidiary is required to file any form, report or other document with the SEC.

         (b) Each of (a) the consolidated financial statements (including, in each case, any notes thereto) contained in the SEC Filings and (b) the unaudited balance sheet of the Company attached as Exhibit C hereto (the "Interim Balance Sheet") was prepared in accordance with GAAP (except as may be indicated in the notes, if any, thereto), and each fairly presented the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to the absence of notes thereto and to normal and recurring quarter-end adjustments which were not material in amount).

         (c) With respect to each Annual Report on Form 10-K and each Quarterly Report on Form 10-Q included in the Company SEC Reports, the financial statements and other financial information included in such reports fairly present (within the meaning of the Sarbanes-Oxley Act of 2002) in all material respects the consolidated financial condition and results of operations of the Company and its Subsidiaries as of, and for, the periods presented in the Company SEC Reports. The reports of the Company's independent auditors regarding the Company's consolidated financial statements in the SEC Filings have not been withdrawn, supplemented or modified, and none of the Company or any of its Subsidiaries has received any communication from its independent auditors concerning any such withdrawal, supplement or modification.

         (d) The Company's principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company's auditors and the audit committee of the Board of Directors of the Company (i) all significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize and report financial data and have identified for the Company's auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's internal controls.

         (e) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-14 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company's principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the exchange Act are being prepared; and, to the Company's knowledge, such disclosure controls and procedures are effective in timely alerting the Company's principal executive officer and its principal financial officer to material information required to be included in the Company's periodic reports required under the Exchange Act.

         (f) Except as and to the extent set forth on the consolidated balance sheet of the Company and the consolidated Subsidiaries as of December 31, 2003, including the notes thereto (the "Company 2003 Balance Sheet"), neither the Company nor any Subsidiary has any liability or obligation of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of the Company and its Subsidiaries, except for liabilities and obligations (i) disclosed in any Company SEC Report;
(ii) incurred since December 31, 2003 in the Ordinary Course; (iii) incurred in connection with the filing of the Company's preliminary proxy statement of January 28, 2004 relating to a proposed reverse stock split, or (iv) incurred pursuant to or as contemplated by this Agreement (including Company Transaction Expenses).

         (g) The Company has heretofore made available to Parent complete and correct copies of all amendments and modifications that have not been filed by the Company with the SEC to all agreements, documents and other instruments that previously had been filed by the Company with the SEC and are currently in effect, and has made available to Parent complete and unredacted copies of exhibits, if any, that were filed with any Company SEC Report in redacted form. Such amendments, modifications and agreements are identified on Schedule 3.07(g).

         SECTION 3.08. Disclosure Documents. Neither the proxy statement relating to the special meeting of the Company's stockholders to approve the Merger and the other transactions contemplated hereby (the "Company Proxy Statement") nor the Company's Rule 13e-3 Transaction Statement on Schedule 13E-3 (the "13E-3" and, together with the Proxy Statement, the "SEC Transaction Filings") will, at the respective time any such SEC Transaction Filing (including any amendments or supplements thereto) is filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. At the respective times when they are filed with the SEC, each SEC Transaction Filing (in each case, including any amendments or supplements thereto) will comply as to form in all material respects with the applicable requirements of the Exchange Act, and the rules and regulations thereunder. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to any information supplied by Quadrangle, Behrman, SEF, Protek or any of their respective representatives for inclusion in any SEC Transaction Filing (including any amendments or supplements thereto).

         SECTION 3.09. Absence of Certain Changes or Events. Since December 31, 2003, except as contemplated by this Agreement or any other Transaction Agreement or as disclosed in any Company SEC Report or set forth in Schedule 3.09, the Company and the Subsidiaries have conducted their businesses in the Ordinary Course and there has not been (a) any event or events having, or reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (b) any revaluation by the Company of any asset (including, without limitation, any writing down of the value of inventory or writing off of notes or accounts receivable), other than in the ordinary course of business consistent with past practice, (c) any entry by the Company or any Subsidiary into any commitment or transaction except in the ordinary course of business and consistent with past practice, (d) any declaration, setting aside or payment of any dividend or distribution in respect of any capital stock of the Company or any redemption, purchase or other acquisition of any of its securities, (e) any split, combination or reclassification of any of its capital stock or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, (f) except insofar as may have been disclosed in the SEC Filings or required by a change in GAAP, any change in accounting methods, principles or practices, (g) any making or revocation of any material Tax elections or any settlement or compromises of any material federal, state, foreign or local Tax liability or any waivers or extensions of the statute of limitations in respect of such Taxes, (h) any making of loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses to any of the Company's shareholders or any Affiliate of any of such shareholders; (i) any mortgage or pledge of any Lien of any of its assets, or acquisition of any assets or sale, assignment, transfer, conveyance, lease or other disposition of any assets of the Company or any Subsidiary, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the ordinary course of business,
(j) any discharge or satisfaction of any Lien, or payment of any obligation or liability (fixed or contingent), except in the Ordinary Course and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole; (k) any cancellation or compromises of any debt or claim or amendment, cancellation, termination relinquishment, waiver or release of any contract or right except in the Ordinary Course and which, in the aggregate, would not be material to the Company and its Subsidiaries taken as a whole; (l) any material delay in making any capital expenditure for an approved capital project as set forth in the Company's budget in excess of $25,000 individually or $100,000 in the aggregate, or the making or commitment to make any capital expenditures or capital additions or betterments in excess of $100,000 individually or $250,000 in the aggregate; (m) any incurrence of any indebtedness for borrowed money in an amount in excess of $25,000 in the aggregate; (n) any grant of any license or sublicense of any rights under or with respect to any Intellectual Property, other than pursuant to customer contracts entered into in the Ordinary Course;
(o) any institution or settlement of any material Legal

Proceeding; (p) other than pursuant to the contracts referred to in Section 3.11, any increase in or establishment of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock option (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, or restricted stock awards), stock purchase or other employee benefit plan, or any other increase in the compensation payable or to become payable to any officers or key employees of the Company or any Subsidiary, except for salary increases and benefit accruals in the Ordinary Course, or (q) any agreement to do anything set forth in this
Section 3.09.

         SECTION 3.10. Absence of Litigation. Except as disclosed in any Company SEC Report or as set forth in Schedule 3.10, there is no claim, action, proceeding, compliance review or investigation pending or, to the knowledge of the Company, threatened against the Company or any Subsidiary, or any property or asset of the Company or any Subsidiary, before any court, arbitrator or Governmental Entity, which (a) individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect or to impair the Company's ability to consummate the transactions contemplated under this Agreement or (b) seeks to delay or prevent the consummation of the Share Exchange, the Merger or the other transactions contemplated hereby. Except as disclosed in any Company SEC Report or Schedule 3.10, as of the date, neither the Company nor any Subsidiary nor any property or asset of the Company or any Subsidiary is subject to any order, writ, judgment, injunction, decree, determination or award having or reasonably expected to have, individually or in the aggregate, a Company Material Adverse Effect.

         SECTION 3.11.     Employee Benefit Plans.

         (a) "Plans" means all severance, benefit, deferred compensation, incentive compensation, stock option, stock purchase and other equity, retirement, bonus, welfare benefit and other employee benefit plans, programs, agreements, policies and arrangements providing benefits to any present or former director, officer or employee of the Company or any of its Subsidiaries, or any beneficiary or dependent of any such person, to which the Company or any of its Subsidiaries or ERISA Affiliates contributes or is obligated to contribute or has any liability (contingent or otherwise). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA") and all employee pension benefit plans within the meaning of Section 3(2) of ERISA. An ERISA Affiliate means, with respect to the Company, any corporation, person or trade or business which is a member of the group which is under common control with the Company, and which together with the Company is treated as a single employer within the meaning of Section 414(b), (c), (m) or
(o) of the Code. "Controlled Group Liability" means any and all liabilities (contingent or otherwise) of the Company and any of its ERISA Affiliates (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

         (b) Schedule 3.11 includes a complete list of each material Plan. With respect to each Plan, the Company has made available to Parent a true, correct and complete copy of (if applicable): (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent summary including but not limited to the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any;
(v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the Internal Revenue Service (the "IRS"), if any.

         (c) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has complied, and is now in compliance, with all provisions of ERISA, the Code and all laws and regulations applicable to the Plans.

         (d) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions required to be made to any Plan, and all premiums due or payable with respect to insurance policies funding any Plan, have been made within the earliest time prescribed by in a timely manner in accordance with the requirements of any such plan, agreement or law. There does not now exist, nor, to the knowledge of the Company, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of the Company or its Subsidiaries, which has or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, following the Effective Time.

         (e) Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) as of the date hereof, each Plan that is subject to Section 302 of ERISA and Section 412 of the Code meets the minimum funding standards of Section 302 of ERISA and
Section 412 of the Code (without regard to any funding waiver); and (ii) as of the date hereof, neither the Company nor any of its Subsidiaries is required to provide security to such Plan pursuant to Section 307 of ERISA or Section 501(a)(29) of the Code and no condition exists that could reasonably be expected to result in the Company or any ERISA Affiliate to provide such security.

         (f) No Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. Except as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no claims are pending or, to the knowledge of the Company, threatened or anticipated against the Plans, or the Company or any of its Subsidiaries with respect to the Plans, except for benefit payments in the normal course of business. No Plan provides benefits to current or former employees, beneficiaries, or dependents of the Company or its Subsidiaries which continue after termination of employment, other than as required by Section 601 et seq. of ERISA.

         (g) Except as set forth in Schedule 3.11, the consummation of the transactions contemplated in this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any of its ERISA Affiliates to any severance benefit or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer or result in an obligation to fund to a trust or otherwise any compensation or benefits of any such employee or officer.

         (h) None of the Company or any Subsidiary has incurred any material liability for any Tax or penalty imposed by section 4975 of the Code or section 502(i) of ERISA. None of the Company or any Subsidiary has withdrawn at any time within the preceding six years from any multiemployer plan, as defined in section 3(37) of ERISA. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code, each such Plan is so qualified, and, to the knowledge of the Company, nothing has occurred or is expected to occur that would adversely affect the qualified status of such Plan or any related trust.

         SECTION 3.12. Labor Matters. Neither the Company nor any Subsidiary is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any Subsidiary, and since January 1, 2000 there has not occurred any strike, work stoppage or union organizing effort and, to the knowledge of the Company, no such action is threatened or contemplated.

         SECTION 3.13. Personal Property, Real Property and Leases.

         (a) Schedule 3.13 sets forth a list of all real property owned, leased or used by the Company or any Subsidiary since January 1, 2002, and separately identifies that which is or has been owned and that which is or has been leased or otherwise used. The Company and the Subsidiaries have sufficient title or leasehold interests to all their properties and assets to conduct their respective businesses as currently conducted or as contemplated to be conducted, with only such exceptions as, individually or in the aggregate, would not have or reasonably be expected to have a Company Material Adverse Effect.

         (b) All leases of real property leased for the use or benefit of the Company or any Subsidiary to which the Company or any Subsidiary is a party, and all amendments and modifications thereto are in full force and effect and have not been modified or amended, and there exists no default under any such lease by the Company, any Subsidiary, or, to the knowledge of the Company, by any other party thereto (nor, to the knowledge of the Company, is there any default by the sublessor under the sublease set forth on Schedule 3.13), nor any event which with notice or lapse of time or both would constitute a default thereunder by the Company or any Subsidiary or, to the knowledge of the Company, by any other party thereto.

         SECTION 3.14. Intellectual Property.

         (a) "Company Intellectual Property" means all trademarks, trademark rights, trade names, trade name rights, patents, patent rights, industrial models, inventions, copyrights, servicemarks, trade secrets, know-how, computer software programs, applications and other proprietary rights and information used or held for use in connection with the business of the Company and the Subsidiaries as currently conducted, together with all applications currently pending for any of the foregoing.

         (b) Except as set forth in Schedule 3.14-b, the Company and the Subsidiaries own or have legally enforceable rights to use all of the Company Intellectual Property, and there is no assertion or claim (or basis therefor) challenging the validity of the Company's ownership of, or right to use, any Company Intellectual Property.

         (c) Except as set forth on Schedule 3.14-c, the Company is not party to any license or other agreement pursuant to which it has the right to use any Company Intellectual Property utilized in connection with any product or process of the Company or any of its Subsidiaries.

         (d) Except as set forth on Schedule 3.14-d, there are no pending or, to the knowledge of the Company, threatened interferences, re-examinations, oppositions or nullities involving any patents, patent rights or applications therefor of the Company or any Subsidiary that, individually or in the aggregate, would have or reasonably be expected to have a Company Material Adverse Effect.

          (e) All employees of the Company have executed confidentiality and invention assignment agreements substantially in the forms previously delivered to the Parent except as set forth on Schedule 3.14-e. None of the employees of the Company maintains any proprietary interest in Company Intellectual Property, other than an indirect interest by virtue of his or its equity interest in the Company.

         (f) Except as set forth in Schedule 3.14-f, the operation of the business of the Company and its Subsidiaries as such businesses currently are conducted does not infringe or misappropriate the intellectual property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction.

         (g) Except as disclosed in Schedule 3.14-g, to the knowledge of the Company there are no infringements by third parties of any Company Intellectual Property which, individually or in the aggregate, have or would reasonably be expected to have a Company Material Adverse Effect.

         (h) Other than pursuant to license agreements entered into in the Ordinary Course, neither the Company nor any Subsidiary has licensed or otherwise permitted the use by any third party of any Company Intellectual Property.

         SECTION 3.15. Taxes. (a) Except as described in Schedule 3.15(a), or as reflected or reserved against in the the Interim Balance Sheet, (i) the Company and each Subsidiary have filed all federal and all other material state, local and foreign Tax Returns, reports and declarations heretofore required to be filed by such entity on or prior to the

Closing Date, and all such Tax Returns are true, correct and complete in all material respects, (ii) all Taxes due by the Company or any of its Subsidiaries have been timely paid in full or adequately reserved for in the Interim Balance Sheet in accordance with GAAP, as such reserves may be adjusted for the passage of time and transactions occurring in the Ordinary Course through the Closing Date in accordance with the past practice and custom of the Company and its Subsidiaries in filing their Tax Returns, and (iii) no claim for assessment and collection of Taxes in respect of their respective businesses is being asserted against the Company or any Subsidiary. The Company and the Subsidiaries have withheld or collected and paid over to the appropriate Governmental Entities or are properly holding for such payment all Taxes required by law to be withheld or collected. There are no liens for Taxes upon the assets of the Company or the Subsidiaries, other than liens for Taxes that are being contested in good faith by appropriate proceedings (each of which is described on Schedule 3.15).

         (b) Except as set forth in Schedule 3.15(b), neither the Company nor any of its Subsidiaries has (i) been notified in writing that any Tax Return is currently under audit by the IRS or any state or local taxing authority or that it intends to conduct such an audit and no action, suit, investigation, claim or assessment is pending or, to the knowledge of the Company, proposed with respect to any Taxes; (ii) made any agreement for the extension of time or the waiver of the statute of limitations for the assessment, collection or payment of any Taxes; or (iii) executed any power of attorney with respect to any Tax matter that is currently in force.

         (c) Neither the Company nor any of its Subsidiaries has any liability for Taxes as a result of Section 1.1502-6 of the Treasury Regulations or any comparable provision of state, local or foreign law (other than as a result of being in a group of which the Company is the common parent). The Company is not a United States real property holding corporation ("USRPHC") and was not a USRPHC on any "determination date" (as defined in Section 1.897-2(c) of the Treasury Regulations) that occurred in the five-year period preceding the Closing Date.

         (d) Except as set forth in Schedule 3.15(f), no written claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns to the effect that such entity is or may be subject to taxation by that jurisdiction.

         (e) Parent has been provided or given access to (i) all federal and other material income Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2001 and (ii) all United States revenue agents' reports and other similar reports relating to the audit or examination of the Tax Returns of the Company and its Subsidiaries for all taxable periods ending on or after December 31, 2001.

         (f) Neither the Company nor any other Person (including any of its Subsidiaries) on behalf of the Company or any of its Subsidiaries has (i) agreed to or are required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local of foreign law by reason of a change in accounting method or has any knowledge that the IRS has proposed any such adjustment or change in accounting method, or has any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to the business or operations of the Company or any of its Subsidiaries, or (ii) filed a consent pursuant to Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to the disposition of a subsection (f) asset (as such term is defined in Section 341(f) of the Code) owned by the Company or any of its Subsidiaries.

         (g) Except as set forth in Schedule 3.15(g), neither the Company nor any of its Subsidiaries is a party to (i) any tax sharing or similar agreement or arrangement (whether or not written) pursuant to which they will have any obligation to make any payment after the Closing, (ii) any agreement that could obligate it to make any payment in connection with the transactions contemplated by this Agreement that will not be deductible by the Company or any of its Subsidiaries by reason of Section 280G of the Code, (iii) a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign law with respect to the Company or any of its Subsidiaries or (iv) otherwise bound by any private letter ruling of the IRS or comparable rulings or guidance issued by any other taxing authority.

         (h) Neither the Company nor any of its Subsidiaries (i) has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement or (ii) is or was a member of any consolidated, combined, unitary or affiliated group of corporations that filed or was required to file a consolidated, combined or unitary Tax Return, other than the group of which it is now a member.

         SECTION 3.16. Environmental Matters.

         (a) For purposes of this Agreement, the following terms shall have the following meanings: (i) "Hazardous Substances" means (A) those substances defined in or regulated under any of the following U.S. federal statutes and their state or foreign counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Toxic Substances Control Act, the Marine Protection, Research and Sanctuaries Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act, the Occupational Health and Safety Act and the Clean Air Act;
(B) petroleum and petroleum products including crude oil and any fractions thereof; (C) natural gas, synthetic gas, and any mixtures thereof; (D) radon;
(E) asbestos; (F) any other pollutant or contaminant; and (G) any substance with respect to which a federal, state or local agency requires environmental investigation, monitoring, reporting or remediation; (ii) "Environmental Laws" means any U.S. or foreign federal, state or local law relating to (A) releases or threatened releases of Hazardous Substances or materials containing

Hazardous Substances; (B) the manufacture, handling, transport, use, treatment, management, storage or disposal of, or exposure to, Hazardous Substances or materials containing Hazardous Substances; or (C) otherwise relating to pollution of the environment or the protection of human health; and (iii) "Release" means spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching or migration of a Hazardous Substance into the environment, including the abandonment or discarding of barrels, containers, and other closed receptacles containing any Hazardous Substance.

         (b) Except as disclosed in the Company SEC Reports, on Schedule 3.16 or as has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) there has been no Release of Hazardous Substances on any real property currently owned, leased or operated by the Company or any of its Subsidiaries that would require a remedial action under applicable Environmental Law and no real property currently owned, leased or operated by the Company or any Subsidiary thereof is contaminated with any Hazardous Substances in a manner which would require a remedial action under Environmental Law; (ii) no judicial or administrative proceeding, order, judgment, decree or settlement is pending or, to the knowledge of the Company, threatened against the Company or its Subsidiaries relating to alleged violations of or potential liabilities under Environmental Laws; and (iii) since December 31, 2001, the Company and its Subsidiaries have not received in writing any claims, notices or correspondence alleging liability under any Environmental Law from any Governmental Entity. No facts, circumstances or conditions exist with respect to the Company, its operations or any real property currently or formerly owned, operated or leased by the Company that could reasonably be expected to result in the Company incurring liabilities under Environmental Laws.

         SECTION 3.17. Material Contracts and Government Contracts.

         (a) The exhibit tables to the Company SEC Reports and Schedule 3.17(a) collectively set forth a list of all contracts and agreements (including, without limitation, oral and informal arrangements, and modifications, amendments and waivers of any of the foregoing) which either (a) are material as such term is used in Item 601 of Regulation S-K under the Securities Act, (b) are contracts which in the year ended December 31, 2003 generated, or are expected to generate in any fiscal year thereafter, revenues in excess of $250,000, (c) are contracts which in the year ended December 31, 2003 required payments by the Company or any subsidiary, or are expected to require payments in any fiscal year thereafter, of in excess of $250,000, or (d) are of a type described below:

             (i) any partnership, limited liability company, joint venture or other similar agreement or arrangement;

             (ii)   any franchise agreements;

             (iii) any agreement that limits (or would limit after the date hereof) the freedom or ability of the Company or any of its Subsidiaries to compete in any material manner in any line of business or in any geographic area; and

             (iv) any agreement or arrangement with (A) any present or former officer or director of the Company or any of its Subsidiaries or any of their immediate family members (including their spouses), (B) any record or beneficial owner of five percent or more of the Shares, or
         (C)any Affiliate of any such director, officer, family member, or beneficial owner

(collectively, the "Material Contracts").

         (b) Each Material Contract, is a legal, valid and binding agreement, and none of the Company, any Subsidiary or, to the knowledge of the Company, any other party thereto is in default under any Material Contract; neither the Company, nor any Subsidiary is in default under any Material Contract; and none of the Company or any of the Subsidiaries anticipates any termination or change to, or receipt of a proposal with respect to, any of the Material Contracts as a result of the Share Exchange, the Merger or otherwise. Except as disclosed in
Schedule 3.17(b), the Company has furnished Parent with true and complete copies of all Material Contracts, together with all amendments, waivers, or other changes thereto. At the Effective Time, the Long Term Incentive Plan shall have been terminated and shall be void and of no further effect.

         SECTION 3.18. Opinion of Financial Advisor. The Company's Board of Directors has received the opinion of Valuation Research Corporation ("VRC") on or prior to the date of this Agreement, addressed to the Special Committee of the Board of Directors and for the benefit of the Board of Directors and the Company's stockholders, to the effect that, as of the date of such opinion, the consideration to be received pursuant to the Merger is fair to the holders of Daleen Common Stock and of Daleen Series F Preferred Stock from a financial point of view, a copy of which opinion has been or will promptly after receipt thereof by the Company be delivered to Parent.

         SECTION 3.19. Board Approval; Certain Anti-Takeover Provisions Not Applicable.

         (a) Subject to Section 6.05, the Board of Directors of the Company, at a meeting duly called and held has unanimously adopted resolutions (i) approving and declaring advisable this Agreement, the Voting Agreements, the Share Exchange, the Merger and the other transactions contemplated hereby, (ii) declaring that it is in the best interests of the Company's stockholders that the Company enter into this Agreement and consummate the Merger and the other transactions contemplated hereby on the terms and subject to the conditions set forth in this Agreement (as it may be amended from time to time), (iii) recommending that the Company's stockholders approve and adopt this Agreement and approve the Merger contemplated hereby, and (iv) approving the acquisition of Shares by Parent in the Share Exchange and the other transactions contemplated by this Agreement, including for purposes of Section 203 of the DGCL.

         (b) No state takeover statute (including, without limitation, Section 203 of the DGCL), other than those with which this Agreement complies, applies or purports to apply to the Share Exchange, the Merger, this Agreement or the Voting Agreements, or any of the transactions contemplated hereby or thereby. The Company does not, and as of the Closing and the Effective Time will not, have a stockholder rights plan or "poison pill."

         SECTION 3.20. Votes Required. Approval of the Merger will require the affirmative vote of the holders of a majority of the votes represented by all shares of Daleen Common Stock and Daleen Series F Preferred Stock outstanding as of the record date for the Company Stockholders' Meeting (with each share of Daleen Series F Preferred Stock being entitled to 100 votes in connection therewith). In addition, consummation of the Merger in accordance with the terms of this Agreement will require the affirmative vote or written consent of the holders of a majority of the shares of Series F Preferred Stock in favor of the waiver of the mandatory redemption rights of the Series F Preferred Stock in connection with the Merger. The foregoing votes and consents are the only votes or consents of the holders of any class or series of capital stock of the Company necessary to approve the Merger.

         SECTION 3.21. Brokers. No broker, finder, investment banker or other person (other than the Persons set forth on Schedule 3.21, whose fees and expenses are deemed Company Transaction Expenses) is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any Subsidiary. The Company has heretofore furnished to Parent a complete and correct copy of all agreements between the Company and the Persons set forth on Schedule 3.21 pursuant to which such Persons would be entitled to any payment relating to the transactions contemplated by this Agreement.

         SECTION 3.22. Customers. Schedule 3.22 sets forth the ten (10) largest customers of the Company, each ranked by revenue, for the most recent fiscal year. Except as set forth on Schedule 3.22 or as set forth in the Company SEC Reports, no customer named on Schedule 3.22 has cancelled, otherwise terminated or materially curtailed, or, to the knowledge of the Company, threatened to cancel, otherwise terminate or materially curtail its relationship with the Company.

         SECTION 3.23. Certain Payments. Neither the Company nor any Subsidiary or any director, officer, agent or employee of the Company or any Subsidiary, or any other entity associated with or acting for or on behalf of the Company or any Subsidiary, has directly or indirectly (a) made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any entity, private or public, regardless of form, whether in money, property or services (i) to obtain favorable treatment in securing business, (ii) to pay for favorable treatment for business secured, (iii) to obtain special concessions or for special concessions already obtained, for or in respect of the Company, any Subsidiary or any affiliate of the Company or any Subsidiary or (iv) in violation of any federal, state, territorial, local or foreign law, statute, rule or regulation or (b) established or maintained any fund or asset that has not been recorded in the books and records of the Company or any Subsidiary.

         SECTION 3.24 Insurance. Schedule 3.24 sets forth a correct and complete list of all material insurance policies (including information on the premiums payable in connection therewith and the scope and amount of the coverage provided thereunder) maintained by the Company or any of its Subsidiaries (the "Policies"). The Policies provide coverage for the operations conducted by the Company and its Subsidiaries of a scope and coverage consistent with customary practice in the industries in which the Company and its Subsidiaries operate. Except for the termination of the Company's current director and officers liability policy, which is the subject of the Parent's covenants in Section 6.06 and except as set forth in Schedule 3.24, the consummation of the Merger will not, in and of itself, cause the revocation or cancellation of any Policy except for such revocations or cancellations which have not had and could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on the Company.

         SECTION 3.25 Title to Properties. The Company and each of its Subsidiaries (i) has good and marketable title to all properties and other assets which are reflected on the 2003 Company Balance Sheet as being owned by the Company or one of its Subsidiaries (or acquired after the date hereof) except (x) statutory liens securing payments not yet due, (y) security interests, mortgages and pledges that are disclosed in the SEC Reports that secure (a) the indebtedness under the Silicon Valley Bank Revolving Loan Facility or (b) indebtedness that is reflected in the most recent consolidated financial statements in the SEC Reports and (z) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and could not reasonably be expected to have a Company Material Adverse Effect, (ii) has a valid leasehold interest in all leasehold interests set forth on Schedule 3.13, and (iii) is the lessee or sublessee of all leasehold estates and leasehold interests set forth on Schedule 3.13.

                                   ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF PARENT
                               AND ACQUISITION SUB

         Parent and Acquisition Sub hereby, jointly and severally, represent and warrant to the Company that:

         SECTION 4.01 Organization and Qualification; Subsidiaries. Each of Parent and Acquisition Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power and authority would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect. Each of Parent and Acquisition Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.02. Certificate of Incorporation and By-laws; Capitalization. Parent has heretofore furnished to the Company a complete and correct copy of the Certificate of Incorporation and the By-laws, each as amended to date, of Parent and Acquisition Sub. Such Certificates of Incorporation and By-laws are in full force and effect. Neither Parent nor Acquisition Sub is in violation of any provision of its Certificate of Incorporation or By-laws. As of the Closing, the Certificate of Incorporation and Bylaws of Parent shall be as described in the Investment Agreement. Immediately after Closing, the issued shares of capital stock of Parent shall consist solely of (a) the shares of Parent PIK Preferred and Parent Common Stock to be issued under this Agreement, (b) 300,000 shares of Parent Series A PIK Preferred to be issued to Quadrangle, Behrman and SEF under the Investment Agreement, (c) [200,000 less Converting Optionholder shares subject to new options] shares of Parent Common Stock to be issued under the Protek Agreement, (d) shares of Parent Common Stock subject to options to be granted under the Management Incentive Plan of Parent and under the Protek Agreement, and (e) 100 shares of Parent's Junior Preferred Stock. Except as set forth in this Agreement, the Investment Agreement and the Protek Agreement, no equity securities are required to be issued by Parent or Acquisition Sub by reason of any currently existing or contemplated options, warrants, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, any securities of Parent or Acquisition Sub, as applicable, and there are no Contracts, commitments, understandings, or arrangements by which Parent or Acquisition Sub is bound to issue additional respective securities, or options, warrants or rights to purchase or acquire any additional respective securities. Except as set forth on Schedule 4.02, Parent is not a party or subject to any agreement or understanding, nor, to the knowledge of Parent, is there any agreement or understanding between any persons that affects or relates to the voting or giving of written consents with respect to any security or the voting by a director of Parent. Upon issuance, each share of Parent PIK Preferred and Parent Common Stock to be issued under this Agreement will have been duly and validly reserved for issuance and, upon issuance in accordance with the terms of this Agreement, will be duly and validly issued, fully paid, and nonassessable and will be free of restrictions on transfer other than restrictions on transfer under the Stockholders Agreement and under applicable state and federal securities laws.

         SECTION 4.03. Authority Relative to this Agreement. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Share Exchange, the Merger and the other transactions contemplated hereby. The execution and delivery of this Agreement by Parent and Acquisition Sub and the consummation by Parent and Acquisition Sub of the Share Exchange, the Merger and the other transaction contemplated hereby have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Parent or Acquisition Sub are necessary to authorize this Agreement or to consummate the Share Exchange, the Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by

Parent and Acquisition Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Acquisition Sub enforceable against each of Parent and Acquisition Sub in accordance with its terms.

         SECTION 4.04. No Conflict; Required Filings and Consents.

         (a) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, (i) conflict with or violate the Certificate of Incorporation or By-laws of Parent or Acquisition Sub; (ii) conflict with or violate any Law applicable to Parent or Acquisition Sub or by which any property or asset of either of them is bound or affected, except for such conflicts or violations which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect; or (iii) except as specified in Schedule 4.04(a) of the separate Disclosure Schedule previously delivered by Parent to the Company (the "Parent Disclosure Schedule"), result in any breach of or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or other encumbrance on any property or asset of Parent or Acquisition Sub pursuant to any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Parent or Acquisition Sub is a party or by which Parent or Acquisition Sub or any property or asset of either of them is bound or affected, except for any such breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         (b) The execution and delivery of this Agreement by Parent and Acquisition Sub do not, and the performance of this Agreement by Parent and Acquisition Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) (A) for applicable requirements, if any, of the Exchange Act or the Securities Act;
(B) such filings and approvals as may be required by any applicable state securities, blue sky or takeover laws, and (C) the filing and recordation of appropriate merger documents as required by the DGCL; (ii) as specified in
Schedule 4.04(b) of the separate Parent Disclosure Schedule; and (iii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not by the terms of the applicable requirement prevent or delay consummation of the Merger, and would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

         SECTION 4.05. Absence of Litigation. There is no claim, action, proceeding or investigation pending or, to the knowledge of the Parent, threatened against the Parent before any court, arbitrator or Governmental Entity, which seeks to delay or prevent the consummation of the Share Exchange, the Merger and or any other transaction contemplated hereby.

         SECTION 4.06 No Operations or Liabilities. Parent and Acquisition Sub are each newly formed entities created solely for the purpose of entering into and consummating this Agreement and the other Transaction Agreements to which they are party, and except for this Agreement and the other Transaction Agreements to which they are party, neither Parent nor Acquisition Sub is party to any Contract, nor have either otherwise conducted any business or incurred any liability or obligation.

         SECTION 4.07 Information Supplied. None of the written information supplied or to be supplied by Parent or the Acquisition Sub specifically for inclusion or incorporation by reference in any SEC Transaction Filing, at the date it or any amendment or supplement thereto is to be filed with the SEC, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.08 Brokers. Except as otherwise disclosed in this Agreement, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Acquisition Sub.

                                    ARTICLE V

                 CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

         SECTION 5.01. Conduct of Business by the Company Pending the Effective Time. The Company covenants and agrees that, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to Article VIII or the Effective Time, unless disclosed on Schedule 5.01 or Parent shall otherwise agree in writing, the businesses of the Company and the Subsidiaries shall be conducted only in, and the Company and the Subsidiaries shall not take any action except in, the Ordinary Course; and the Company shall use all commercially reasonable efforts to preserve intact its business organization, to keep available the services of the current officers, employees and consultants of the Company and the Subsidiaries and to preserve the current relationships of the Company and the Subsidiaries with customers, suppliers and other persons with which the Company or any Subsidiary has business relations. By way of amplification and not limitation, except as contemplated by this Agreement, neither the Company nor any of the Subsidiaries shall, between the date of this Agreement and the earlier of the termination of this Agreement pursuant to
Article VIII or the Effective Time, directly or indirectly do, propose or commit to do, or authorize any of the following without the prior written consent of Parent (except as disclosed on Schedule 5.01 or as the same may be expressly required by or necessary to perform its obligations under this Agreement or any other Transaction Agreement):

                  (a) amend or otherwise change the Company's Certificate of Incorporation or By-laws or equivalent organizational documents of any Subsidiary;

                  (b) issue, sell, pledge, dispose of, grant, encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of any Shares or any shares of capital stock of any class of the Company or the Subsidiaries, or any options, warrants, convertible securities or other rights of any kind to acquire any Shares or shares of such capital stock, or any other ownership interest (including, without limitation, any phantom interest), of the Company or any Subsidiary (except for the issuance of Shares issuable pursuant to the exercise of employee stock options or other awards outstanding on the date hereof as set forth on Schedule 3.03 to the Company Disclosure Statement);

                  (c) transfer, lease, license, guarantee, sell, mortgage, pledge, dispose of or encumber any assets of the Company or any Subsidiary, except for sales and licenses in the Ordinary Course;

                  (d) declare, set aside, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its capital stock, except that a wholly-owned Subsidiary may declare and pay a dividend to its parent;

                  (e) reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock;

                  (f) (i) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) any corporation, partnership, other business organization or any division thereof or any assets outside the Ordinary Course; (ii) incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for, the obligations of any person, or make any loans or advances, except in the Ordinary Course; or (iii) enter into or amend in any material respect any Material Contract or enter into any Material Contract that would be breached by, or require the consent of any third party in order to continue in full force following, consummation of the Merger;

                  (g) increase (except salary increases in the Ordinary Course) the compensation payable or to become payable to its officers or employees generally, or grant any bonus, severance or termination pay to, or enter into any employment or severance agreement with any director, officer or other employee of the Company or any Subsidiary, or establish, adopt, enter into or amend any collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee;

                  (h) take any action, other than reasonable and usual actions in the Ordinary Course, with respect to accounting policies or procedures (including, without limitation, procedures with respect to the payment of accounts payable and collection of accounts receivable);

                  (i) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the Ordinary Course, of liabilities reflected or reserved against in the Company 2003 Balance Sheet, or subsequently incurred in the Ordinary Course, or as permitted by clause
         (l) below;

                  (j) fail to comply in all material respects with applicable Laws;

                  (k) fail to pay and discharge any Taxes upon or against any of its properties or assets before the same shall become delinquent and before penalties accrue thereon, except to the extent and so long as the same are being contested in good faith and by appropriate proceedings;

                  (l) settle or compromise any claims or litigation (x) for an amount in any case in excess of $250,000 or (y) seeking injunctive relief against or on behalf of the Company;

                  (m) authorize, recommend, propose or announce an intention to adopt a plan of complete or partial liquidation or dissolution of the Company or any of its Subsidiaries;

                  (n) make or revoke any material tax election not required by law or settle or compromise any material tax liability or amend, in any material respect, any Tax Return or closing agreement with respect to Taxes;

                  (o) other than in the Ordinary Course, (i) waive any rights of material value or (ii) cancel or forgive any material indebtedness for borrowed money owed to the Company or any of its Subsidiaries other than indebtedness of the Company or a wholly-owned Subsidiary of the Company;

                  (p) except as may be required as a result of a change in law or under GAAP, make any material change in its methods, principles and practices of accounting, including tax accounting policies and procedures;

                  (q) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof material to the Company and its Subsidiaries taken as a whole;

                  (r) enter into any material joint venture, partnership or similar agreement;

                  (s) enter into any contract or agreement which limits the ability of the Company or any Subsidiary to compete in any material manner with or conduct any business or line of business in any geographic area;

                  (t) terminate or fail to maintain any insurance policies, other than with respect to Policies which are replaced in the Ordinary Course with policies of substantially similar type, term, amount of coverage, and premium; or

                  (u) commit to do any of the foregoing, take, or agree in writing or otherwise to take, any of the foregoing actions or take or fail to take any action which would make any representation or warranty of the Company contained in this Agreement untrue or incorrect as of the date when made or as if made as of the Effective Time (other than representations and warranties which address matters only as of a certain date(s), in which case untrue or incorrect as of such certain date(s).

                                   ARTICLE VI

                              ADDITIONAL AGREEMENTS

         SECTION 6.01. Company Stockholders' Meeting. The Company shall duly give notice of, convene and hold a meeting of its stockholders (the "Company Stockholders Meeting") for the purpose of voting upon this Agreement (insofar as it relates to the Merger), the Merger and related matters within 40 calendar days of the mailing of the definitive Company Proxy Statement as contemplated by
Section 6.02 below. The Company shall, through its Board of Directors, recommend to its stockholders approval and adoption of this Agreement and approval of the Merger. If the Board of Directors of the Company shall have withdrawn its approval or recommendation of this Agreement or the Merger to the extent permitted by Section 6.05, the obligations set forth in the preceding two sentences of this paragraph shall terminate and be of no further force or effect.

         SECTION 6.02. SEC Transaction Filings. Within fifteen (15) calendar days following the date of this Agreement, the Company shall file the preliminary SEC Transaction Filings related to the Merger and this Agreement with the SEC and shall use reasonable best efforts to respond to any comments of the SEC or its staff and to cause a definitive Company Proxy Statement to be mailed to the Company's stockholders within five (5) days after the SEC Transaction Filings is cleared by the SEC. The Parent and the Company shall cooperate with each other in the preparation of the SEC Transaction Filings. The Company shall notify Parent promptly of the receipt of and shall respond promptly to (i) any comments from the SEC or its staff and (ii) any request by the SEC or its staff for amendments or supplements to the SEC Transaction Filings or for additional information and will supply Parent with copies of all correspondence between the Company or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the SEC Transaction Filings or the Merger. If at any time prior to the approval of this Agreement by the Company's stockholders there shall occur any event that is required to be set forth in an amendment or supplement to any SEC Transaction Filing, the Company will promptly notify Parent thereof and the Parent and the Company shall cooperate in the preparation and mailing to its stockholders such an amendment or supplement. Parent and its counsel shall be given a reasonable opportunity to be involved and the Company and the Parent shall cooperate in the drafting of and review and comment upon any SEC Transaction Filing and any amendment or supplement thereto and any such correspondence and the Company shall not mail any Company Proxy Statement, or any amendment or supplement thereto, to which Parent reasonably objects. Subject to Section 6.05, the Company shall include in the definitive Company Proxy Statement the recommendation of the Company's board of directors that stockholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement and shall use all reasonable efforts to solicit from the holders of Daleen Common Stock and Daleen Series F Preferred Stock proxies in favor of the Merger, and take all actions reasonably necessary or, in the reasonable opinion of Parent and Acquisition Sub, advisable to secure the approval of stockholders required by the DGCL, the Company's Certificate of Incorporation and any other applicable law to effect the Merger.

         SECTION 6.03. Appropriate Action; Consents; Filings.

         (a) The Company and Parent shall use commercially reasonable efforts to
(i) take, or cause to be taken, all appropriate action and do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Share Exchange, the Merger and the other transactions contemplated hereby as promptly as practicable; (ii) obtain in a timely manner from any Governmental Entities any consents, licenses, permits, waivers, approvals, authorizations or orders required to be obtained or made by Parent or the Company or any of their subsidiaries in connection with the authorization, execution and delivery of this Agreement and the consummation of the Share Exchange, the Merger and the other transactions contemplated hereby; and (iii) as promptly as practicable make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement, the Share Exchange, the Merger or the other transactions contemplated hereby that are required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act and any related governmental request thereunder, and (C) any other applicable Law; provided that Parent and the Company shall cooperate with each other in connection with the making of all such filings, including providing copies of all such documents to the non-filing party and its advisors prior to filing and, if requested, to accept all reasonable additions, deletions or changes suggested in connection therewith. The Company and Parent shall furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable law (including all information required to be included in any SEC Transaction Filing) in connection with the transactions contemplated by this Agreement.

         (b) Without limiting the generality of their undertakings pursuant to
Section 6.03(a), each party hereto shall (i) use commercially reasonable efforts to prevent the entry in a judicial or administrative proceeding brought under any antitrust law by any Governmental Entity with jurisdiction over enforcement of any applicable antitrust laws or any other party of any permanent or preliminary injunction or other order that would make consummation of the Share Exchange, the Merger or any other transaction contemplated hereby in accordance with the terms of this Agreement (as it may be amended from time to time) unlawful or would prevent or delay it; and (ii) take promptly, in the event that such an injunction or order has been issued in such a proceeding, all steps necessary to take an appeal of such injunction or order.

         (c) Notwithstanding anything to the contrary in this Section 6.03, the parties agree that, in response to any action taken or threatened to be taken by any court or

Governmental Entity, Parent shall not be required to (i) take any action or agree to the imposition of any order that would compel Parent or the Company (or any of their respective subsidiaries) to sell, license or otherwise dispose of, hold separate or otherwise divest itself of any portion of its respective business or assets in order to consummate the Share Exchange, the Merger or any other transaction contemplated hereby or (ii) impose any limitation on Parent's ability to own or operate the business and operations of the Company and its Subsidiaries.

         (d) (i) Each of Parent and the Company shall give (or shall cause its respective subsidiaries to give) any notices to third parties and use, and cause its respective subsidiaries to use, their reasonable best efforts to obtain any third party consents (A) necessary, proper or advisable to consummate the transactions contemplated in this Agreement, (B) disclosed or required to be disclosed in the Company Disclosure Schedule or the Parent Disclosure Schedule or (C) required to prevent a Company Material Adverse Effect from occurring prior to or after the Effective Time or a Parent Material Adverse Effect from occurring after the Effective Time; provided, however, that the Company and its Subsidiaries shall not be required to, and shall not without the written consent of Parent, incur fees and expenses in excess of $[100,000] in the aggregate in order to obtain any such third party consents.

             (ii) In the event that either Parent or the Company shall fail to obtain any third party consent described in subsection (b)(i) above, it shall use its commercially reasonable efforts, and shall take any such actions reasonably requested by the other party, to minimize any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

         (e) From the date of this Agreement until the Effective Time, each party shall promptly notify the other party in writing of any pending or, to the knowledge of the first party, threatened action, proceeding or investigation by any Governmental Entity or any other person (i) challenging or seeking material damages in connection with the Share Exchange, the Merger or any other transaction contemplated hereby; or (ii) seeking to restrain or prohibit the consummation of the Share Exchange, the Merger or any other transaction contemplated hereby or otherwise limit the right of Parent or, to the knowledge of such first party, Parent's subsidiaries to own or operate all or any portion of the businesses or assets of the Company or its Subsidiaries, which in either case is reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect prior to or after the Effective Time, or a Parent Material Adverse Effect prior to the Effective Time.

         (f) Each of the Company and Parent shall keep the other informed of any material communication, and provide to the other copies of all correspondence between it (or its advisors) and any Government Entity relating to this Agreement and shall permit the other to review any material communication to be given by it to, and shall consult with each other in advance of any telephone calls, meetings or conferences with, any Government Entity and, to the extent permitted, give the other party the opportunity to attend and participate in such telephone calls, meetings and conferences.

         SECTION 6.04. Access to Information; Confidentiality.

         (a) From the date hereof to the earlier of the termination of this Agreement and the Effective Time, upon reasonable notice and subject to restrictions contained in confidentiality agreements to which the Company is subject (from which the Company shall use commercially reasonable efforts to be released), the Company and its subsidiaries will provide to Parent (and its representatives, advisors, counsel and consultants) full access to the offices and other facilities and to the books and records of the Company and its Subsidiaries and all information and documents which Parent may reasonably request regarding the business, assets, liabilities, employees and other aspects of the Company, other than information and documents that in the opinion of the Company's counsel may not be disclosed under applicable law.

         (b) No investigation pursuant to this Section 6.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

         SECTION 6.05. No Solicitation of Competing Transactions. Neither the Company nor any Subsidiary shall, directly or indirectly, through any officer, director, agent or otherwise, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance), or take any other action to facilitate knowingly, any inquiries about or the making of any proposal that the Company enter into any Competing Transaction, or enter into or maintain or continue discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Competing Transaction, or agree to or endorse any Competing Transaction or withdraw or modify or propose publicly to withdraw or modify the approval or recommendation of the Board of Directors of this Agreement, the tender of Shares pursuant to the Share Exchange, the Merger or any other transaction contemplated hereby, or authorize or permit any person to take any such action, and the Company shall notify Parent orally (within one (1) business day) and in writing (as promptly as practicable) after receipt by any officer or director of the Company or any Subsidiary or any investment banker, financial advisor or attorney retained by the Company or any Subsidiary, of any inquiry concerning, or proposal for, a Competing Transaction, or of any request for nonpublic information relating to the Company or any of its Subsidiaries either in connection with such an inquiry or proposal or when such request for nonpublic information could reasonably be expected to lead to such a proposal, provided, however, that nothing contained in this Section 6.05 shall prohibit the board of directors of the Company from
(i) furnishing information to, or entering into discussions or negotiations with, any person or entity that makes an unsolicited, bona fide written proposal for a Competing Transaction, if, and only to the extent that, (A) the board of directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel), determines in good faith that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to stockholders under applicable law, and, solely with respect to entering into such discussions or negotiations, the board of directors of the Company determines in good faith, based on the written opinion of VRC or another nationally recognized financial advisor, that such

Competing Transaction is reasonably likely to be more favorable to the Company's stockholders from a financial point of view than the Share Exchange, the Merger and the other transactions contemplated hereby and (B) prior to furnishing such information to, or entering into discussions or negotiations with, such person or entity, the Company (x) provides at least five (5) business days' notice to Parent to the effect that it is furnishing information to, or entering into discussions or negotiations with, such person or entity and provides in any such notice to Parent in reasonable detail, the identity of the person or entity making such proposal and the terms and conditions of such proposal and any material updates with respect thereto, (y) provides Parent with all information to be provided to such person or entity which Parent has not previously been provided, and (z) receives from such person or entity an executed confidentiality agreement in reasonably customary form; (ii) complying with Rule 14e-2 promulgated under the Exchange Act with regard to a third-party tender or exchange offer, provided, however, that the board of directors of the Company shall not recommend acceptance of such tender or exchange offer unless, in the good faith judgment of the board of directors of the Company, after consultation with independent legal counsel, failure to recommend acceptance would constitute a violation of its fiduciary duties to the Company's stockholders under applicable law; or (iii) failing to make or withdrawing or modifying its recommendation of acceptance of the Share Exchange or the Merger following the making of an unsolicited, bona fide written proposal relating to a Competing Transaction if the board of directors of the Company, after consultation with independent legal counsel (who may be the Company's regularly engaged independent legal counsel) determines in good faith that such action is necessary for the board of directors of the Company to comply with its fiduciary duties to stockholders under applicable law and the board of directors of the Company determines in good faith, based on the written opinion of a nationally recognized financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company's stockholders from a financial point of view than the Share Exchange, the Merger and the other transactions contemplated hereby. The Company agrees not to release any third party from, or waive any provision of, any confidentiality or standstill agreement to which the Company is a party. For purposes of this Agreement, "Competing Transaction" shall mean: (i) any merger, consolidation, share exchange, business combination, liquidation, recapitalization or other similar transaction involving the Company or any Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of fifteen percent (25%) or more of the assets of the Company and the Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii) any tender offer or exchange offer for fifteen (25%) or more of the Shares or the filing of a registration statement under the Securities Act in connection therewith; (iv) any person having acquired beneficial ownership or the right to acquire beneficial ownership of, or any "group" (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder) having been formed which beneficially owns or has the right to acquire beneficial ownership of, fifteen (25%) or more of the Shares; or (v) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. In addition to the other obligations of the Company set forth in this Section 6.05, the Company shall promptly advise Parent orally and in writing of any request for information or other inquiry that the Company reasonably believes could lead to a Competing Transaction, the terms and conditions of any such request or inquiry (including any changes thereto) and the identity of the person making any such request or inquiry. The Company shall (i) promptly keep Parent fully informed of the status and details (including any change to the terms thereof) of any such request or inquiry and (ii) provide to Parent as soon as practicable after receipt or delivery thereof copies of any written offer, all correspondence and any other written material sent or provided to the Company or any of its Subsidiaries from any person that describes any of the terms or conditions of any such request or inquiry.

         SECTION 6.06. Directors' and Officers' Indemnification and Insurance.

         (a) The Surviving Corporation shall use commercially reasonable efforts to maintain in effect for six (6) years from the Effective Time, if available,
(i) directors' and officers' liability insurance covering those persons who are currently covered by the Company's directors' and officers' liability insurance policy on terms comparable to those applicable to the then current directors and officers of Parent; or (ii) the current directors' and officers' liability insurance policies maintained by the Company with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 6.06 more than an amount per year equal to 200% of current annual premiums paid by the Company for such insurance.

         (b) This Section 6.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the present and former directors and officers of the Company (the "Indemnified Parties"), shall be binding, jointly and severally on all successors and assigns of the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

         SECTION 6.07. Notification of Certain Matters; Updating of Disclosure Schedules.

         (a) Certain Notices. From and after the date of this Agreement until the Effective Time, each party hereto shall promptly notify the other party hereto of (a) the occurrence, or nonoccurrence, of any event the occurrence, or non-occurrence of which would be likely to cause (i) any representation or warranty made in this Agreement by such party, or any information furnished on any Schedule in the Parent Disclosure Schedule or the Company Disclosure Schedule by such party, to be inaccurate either at the time such representation or warranty is made, or such information is furnished, or at the time of the occurrence or non-occurrence of such event; or (ii) any failure by such party to comply with or satisfy any condition to the obligations of such party to effect the Share Exchange, the Merger and the other transactions contemplated by this Agreement, or (b) the failure of the Company or Parent, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it pursuant to this Agreement which would be likely to result in any condition to the obligations of any party to effect the Share Exchange, the Merger and the other transactions contemplated by this Agreement not to be satisfied; provided, however, that the delivery of any notice pursuant to this
Section 6.07 shall not be deemed to be an amendment of this Agreement or any
Schedule in the Parent Disclosure Schedule or the Company Disclosure Schedule and shall not cure any breach of any representation or warranty requiring disclosure of such matter prior to the date of this

Agreement. No delivery of any notice pursuant to this Section 6.07 shall limit or affect the remedies available hereunder to the party receiving such notice.

         (b) Updating of Disclosure Schedules. Not later than the fifth business day prior to the scheduled Closing Date, the Company shall provide updated disclosure schedules to Parent reflecting any developments between the date hereof and the Closing Date which are expected to cause any of the representations of the Company set forth herein to be inaccurate or incomplete in any respect as of the Closing. Delivery of such updated disclosure schedules shall not be deemed to update, modify or amend in any respect the representations and warranties of the Company for purposes of Section 7.04, save in respect of such matters as fall within the exclusions from the definition of "Company Material Adverse Effect" set forth in Section 13.1, and, subject to the foregoing exception, Parent shall retain all of its rights under Section 7.04 based on the representations and warranties of the Company contained herein, as modified by the disclosure schedules delivered on the date hereof. If Parent elects to consummate the Closing notwithstanding the matters disclosed on such updated disclosure schedules, then the representations and warranties of the Company and shall be deemed modified for purposes of Article IX solely to the extent of matters that both (a) are expressly disclosed on the respective updated schedules and (b) relate solely to matters intervening between the date hereof and the Closing Date that cause a representation which is true and correct as of the date hereof not to be correct when given as of the Closing Date. The modification provided for in the preceding sentence shall not apply to a matter insofar as knowledge acquired between the date hereof and Closing causes a representation or warranty to be known to have been incorrect as of the date hereof.

         SECTION 6.08. Public Announcements. Parent and the Company shall consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement or the Share Exchange, the Merger and the other transactions contemplated hereby and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Law. The parties have agreed on the text of a joint press release by which Parent and the Company will announce the execution of this Agreement.

         SECTION 6.09. State Takeover Laws. If any "fair price," "moratorium," "control share acquisition," "interested stockholder" or other similar anti-takeover statute or regulation (each a "Takeover Statute") (including the Interested Stockholder Statute) is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of Parent and the Company shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement, and otherwise act to eliminate or minimize the effects of such Takeover Statutes.

         SECTION 6.10. Additional Company SEC Reports; Financial Statements. From and after the date of this Agreement until the Effective Time, (i) the Company shall file all forms, reports and documents required to be filed by it with the SEC; (ii) each of such forms shall be prepared in accordance with the requirements of the Securities Act and the Exchange Act, as the case may be, and the rules and regulations thereunder; (iii) each of such forms will not at the time they are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading; and (iv) each of such forms will not at the time they are filed omit any documents required to be filed as exhibits thereto. Each of the consolidated financial statements (including, in each case, the notes thereto) contained in the SEC reports referred to in the previous sentence shall be prepared in accordance with GAAP (except as may be indicated in the notes thereto) and each will fairly present the consolidated financial position, results of operations and cash flows of the Company and the consolidated Subsidiaries as at the respective dates thereof and for the respective periods indicated therein in accordance with GAAP (subject, in the case of unaudited statements, to normal and recurring quarterly and/or year-end adjustments which are not expected to be material in amount).

                                   ARTICLE VII

                                   CONDITIONS

         SECTION 7.01. Conditions to the Obligations of Each Party to the Share Exchange. The obligations of Parent, Behrman and SEF to consummate the Share Exchange shall be subject to the satisfaction each of the conditions set forth in Sections 7.02, 7.03 and 7.04 following, save for those conditions which can only be satisfied by a delivery made at the Merger Closing. In addition, the obligations of Parent to consummate the Share Exchange shall be subject to the satisfaction of the condition that each of the representations of Behrman and SEF in Section 1.01(d) be true and correct as of the Share Exchange Closing as if made on the Closing Date.

         SECTION 7.02. Conditions to the Obligations of Each Party to the Merger. The obligations of the Company, Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) this Agreement (insofar as it relates to the Merger) and the Merger contemplated hereby shall have been approved and adopted by the requisite affirmative vote or consent of the stockholders of the Company in accordance with the DGCL and the Company's Certificate of Incorporation;

                  (b) Behrman and SEF shall have delivered the Exchange Shares to Parent and Parent shall have issued the Share Exchange Consideration to Behrman and SEF as contemplated by Section 1.01;

                  (c) all conditions to the consummation of the transactions contemplated by the Investment Agreement shall have been satisfied (or, to the extent permitted thereby, waived), save for (i) the Closing hereunder, (ii) the consummation of the transactions contemplated by the Protek Agreement, and (iii) those conditions which could only be satisfied by deliveries made at the closing under the Investment Agreement;

                  (d) all conditions to the consummation of the transactions contemplated by the Protek Agreement shall have been satisfied (or, to the extent permitted thereby, waived), save for (i) the Closing hereunder, (ii) the consummation of the Investment Agreement, and (iii) those conditions which could only be satisfied by deliveries made at the closing under the Protek Agreement;

                  (e) the Dissenting Shares shall not include more than (a) 5% of the shares of Daleen Common Stock outstanding as of the Effective Time (including Exchanged Shares) nor (b) 5% of the outstanding shares of Daleen Series F Preferred Stock outstanding as of the Effective Time (including Exchanged Shares); and

                  (f) no order, stay, decree, judgment or injunction shall have been entered, issued or enforced, by any Governmental Entity or court of competent jurisdiction which prohibits consummation of the Merger or any other transaction contemplated hereby, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger or any other transaction contemplated hereby, which makes the consummation of the Merger or any other transaction contemplated hereby illegal or substantially deprives the Parent of any of the anticipated benefits of the Merger or any other transaction contemplated hereby.

         SECTION 7.03. Conditions to the Obligations of the Company Concerning the Merger. The obligations of the Company to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of Parent and Acquisition Sub contained in this Agreement (i) to the extent qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), (ii) to the extent not qualified by materiality or Material Adverse Effect (other than Section 4.02) shall be true and correct in all material respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), and (iii) to the extent contained in Section 4.02 shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date);

                  (b) Parent and Acquisition Sub shall have fully performed in all material respects each of their covenants set forth in this Agreement; and

                  (c) Parent and Acquisition Sub shall have delivered to the Company a certificate of an authorized officer of each of them, in form and substance satisfactory to the Company, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) preceding.

         SECTION 7.04. Conditions to the Obligations of Parent and Acquisition Sub Concerning the Merger. The obligations of Parent and Acquisition Sub to consummate the Merger are subject to the satisfaction of the following conditions:

                  (a) The representations and warranties of the Company contained in this Agreement (i) to the extent qualified by materiality or Material Adverse Effect shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), (ii) to the extent not qualified by materiality or Material Adverse Effect (other than Section 3.03) shall be true and correct in all material respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), and (iii) to the extent contained in Section 3.03 shall be true and correct in all respects at and as of the date of this Agreement and as if made on and as of the Effective Time (other than those representations and warranties which address matters only as of a certain date, which shall be true and correct as of such certain date), provided, however, that no representation or warranty shall be deemed to be untrue or incorrect as of the Effective Time on the basis of the existence, settlement or resolution of any Specified Litigation;

                  (b) The Company shall have fully performed in all material respects each of its covenants set forth in this Agreement;

                  (c) The Company shall have delivered to Parent and Acquisition Sub a certificate of an authorized officer of the Company, in form and substance satisfactory to Parent and Acquisition Sub, as to the satisfaction of the conditions set forth in paragraphs (a) and (b) preceding;

                  (d) The Company shall have obtained a written consent and waiver agreement from Silicon Valley Bank and the United States Export Import Bank consenting to the execution, delivery and performance of this Agreement and each other Transaction Agreement and waiving any default in respect of the same; and

                  (e) There shall not have occurred after the date hereof, or as of the Closing Date, any occurrence that has or would reasonably be expected to have a Company Material Adverse Effect, and the aggregate amount of all claims by Parent Indemnitees for indemnification under
         Section 9.01(d) made prior to the Closing Date shall not exceed, after giving effect to the limitations on indemnification in Section 9.01(e) and to all offsets pursuant to
         Section 9.04, $1,000,000.

                                  ARTICLE VIII

                        TERMINATION, AMENDMENT AND WAIVER

         SECTION 8.01. Termination. This Agreement may be terminated and the Share Exchange, the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company:

         (a) by mutual written consent duly authorized by the boards of directors of each of Parent, Acquisition Sub and the Company; or

         (b) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued, enacted, promulgated, or enforced any law, order, judgment, decree, injunction or ruling or taken any other action (that has not been vacated, withdrawn or overturned), in each case permanently restraining, enjoining or otherwise prohibiting the Share Exchange, the Merger or any other transaction contemplated hereby, and such law, order, judgment, ruling, injunction, order or decree shall have become final and nonappealable; provided, that the party seeking to terminate pursuant to this Section 8.01(b) shall have used its reasonable best efforts to challenge such law, order, judgment, decree, injunctions or ruling;

         (c) by Parent or the Company, if the Effective Time shall not have occurred on or prior to September 30, 2004 (the "Termination Date"); provided that the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available to the Parent or the Company if such party shall have materially breached this Agreement, or if the failure of the Effective Time to have occurred by the Termination Date is the result of a material breach of this Agreement by the party seeking to terminate this Agreement;

         (d) by the Company, if there shall have occurred, on the part of Parent or Acquisition Sub, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 7.03(a) or 7.03(b) and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by the Company to Parent;

         (e) by Parent, if there shall have occurred, on the part of the Company, a breach of any representation, warranty, covenant or agreement contained in this Agreement that (x) would result in a failure of a condition set forth in Section 7.04(a) or 7.04(b) and (y) which is not curable or, if curable, is not cured within thirty (30) calendar days after written notice of such breach is given by Parent to the Company;

         (f) by Parent, if (i) the Company's board of directors or any committee thereof shall have withdrawn, modified, changed or failed to publicly affirm, within ten (10) days after the Parent's reasonable request, its approval or recommendation in respect of this Agreement, the Merger or the Share Exchange in a manner adverse to the Merger or the Share Exchange, or to Parent or Acquisition Sub, (ii) the Company's board of directors or any committee thereof shall have recommended any Competing Transaction, the Company enters into an agreement relating to the Company Transaction or the Company shall have consummated a Competing Transaction; (iii) the Company shall have violated or breached in any material respect any of its obligations under Section 6.05 or
(iv) the board of directors of the Company or any committee thereof shall have resolved to take any of the foregoing actions;

         (g) by the Company, if the board of directors of the Company or any committee thereof, after compliance with its obligations under Section 6.05, shall have recommended or resolved to recommend to the stockholders of the Company a proposal for a Competing Transaction under circumstances where a majority of such directors reasonably determines in good faith (i) after consultation with independent legal counsel, that failure to accept such proposal would be a breach of the fiduciary duty of such directors and (ii) based on the written opinion of a nationally recognized financial advisor, that such Competing Transaction is reasonably likely to be more favorable to the Company's stockholders from a financial point of view than the Merger; provided that any termination of this Agreement by the Company pursuant to this Section 8.01(g) shall not be effective unless and until (A) the board of directors of the Company has provided Parent with written notice that the Company intends to enter into a binding written agreement in respect of such Competing Transaction,
(B) the Company shall have attached the most current written version of such Competing Transaction to such notice, and (C) Parent does not make, within five
(5) days after receipt of the Company's written notice, an offer that the board of directors of the Company shall have determined in good faith (after consultation with its aforementioned outside legal and financial advisors) is as favorable to the stockholders of the Company as such Competing Transaction.

         SECTION 8.02. Effect of Termination. Except as provided in Section 10.01, Section 6.04, this Section 8.02, Article X, in the event of the termination of this Agreement pursuant to Section 8.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of Parent, Acquisition Sub, the Company, Behrman, SEF or any of their respective officers or directors. Nothing contained in this Section 8.02 shall relieve any party from liability for any material breach of this Agreement.

         SECTION 8.03.     Fees and Expenses.

          (a) Upon a termination of this Agreement pursuant to Sections 8.01(f) or (g), the fees described in the Transaction Support Agreement shall be payable, subject to the terms and conditions set forth therein.

          (b) Except as set forth in this Section 8.03, all costs and expenses incurred in connection with this Agreement and the Share Exchange, the Merger or any other transaction contemplated hereby shall be paid by the party incurring such expenses, whether or not the Share Exchange, the Merger or any other transaction contemplated hereby is consummated.

         SECTION 8.04. Amendment. This Agreement may be amended by Parent and the Company by action taken by or on behalf of their respective boards of directors at any time prior to the Effective Time; provided, however, that (a) after the approval and adoption of this Agreement and the transactions contemplated hereby by the stockholders of the Company, if required, no amendment may be made which would reduce the per share amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger, (b) no provision of Section 1.01 hereof may be amended without the written consent of Behrman and SEF, (c) no amendment which otherwise adversely affects the rights and obligations of Behrman and SEF hereunder may be made without the written consent of Behrman and SEF, and (d) the rights of amendment provided for hereunder are acknowledged to be subject to certain provisions of a Transaction Support Agreement of even date herewith among the parties to this Agreement, the Investment Agreement and the Protek Agreement. This Agreement may not be amended prior to the Effective Time except by an instrument in writing signed by the parties hereto provided for in the preceding sentence. This Agreement may be amended after the Effective Time by the written consent of Parent, Behrman and Series F Holders holding a majority in interest of all shares of Daleen Series F Preferred Stock held by Series F Holders immediately prior to the Effective Time.

         SECTION 8.05. Waiver. Any party hereto may, to the extent legally allowed, (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby. Such rights of waiver shall be subject to the provisions of the Transaction Support Agreement.

                                   ARTICLE IX

                                 INDEMNIFICATION

         SECTION 9.01. Indemnification of Parent by Behrman, SEF and the Series F Holders

         (a) Subject to the limitations and expiration dates contained in
Section 10.01 and in this Article 9, Behrman, SEF and each Series F Holder (or, if the Closing shall not have occurred, the Company) shall, severally but not jointly, indemnify, defend and hold harmless Parent and its respective directors, officers, managers, employees, equity holders, agents, Affiliates (including upon Closing the Company and the Subsidiaries), successors and permitted assigns (collectively, the "Parent Indemnitees") and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, any and all losses, Liabilities, claims, obligations, damages and costs and expenses (including reasonable attorneys' fees and disbursements and other costs incurred or sustained by an Indemnitee in connection with the investigation, defense or prosecution of any such claim or any action or proceeding between the Indemnitee and the Indemnifying Party or between the Indemnitee and any third party or otherwise), whether or not involving a third-party claim (collectively, "Losses"), relating to or arising out of the breach of any representation, warranty, covenant or agreement of the Company, Behrman or SEF contained in this Agreement.

         (b) Except as set forth in the second sentence of this paragraph and subject to the additional limitations set forth in Section 9.01(c), Behrman, SEF and the Series F Holders (or, if closing shall not have occurred, the Company) shall not be required to indemnify the Parent Indemnitees with respect to any claim for indemnification pursuant to Section 9.01(a) unless and until the aggregate amount of all claims against Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) under Section 9.01(a) exceeds $250,000, at which point Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) shall be liable for the full amount of all such Losses. The amount of the indemnifiable portion of any Loss for which indemnification is sought under Section 9.01(a) shall be allocated among Behrman, SEF and the Series F Holders as follows: (a) 49.8%(the "Behrman Indemnification Percentage") to Behrman and SEF, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to consummation of the Share Exchange, to the extent there are assets available therefor in the Behrman Escrow, and (b) 50.2%(the "Series F Indemnification Percentage") to the Series F Holders, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to the Effective Time, to the extent there are assets available therefor in the General Escrow. The limitations in the preceding sentence shall not limit in any way (a) the rights of the Parent Indemnitees to indemnification in respect of any remedies in respect of any inaccuracies in the representations and warranties contained in Sections 4.1, 4.2, 4.4 and Section 5, nor (b) the remedies of the Parent Indemnitees in respect of fraud or willful misrepresentation.

         (c) The sole remedy of any Parent Indemnitee in respect of any claim for indemnification against Behrman, SEF or the Series F Holders under Section 9.01(a) (absent fraud by such entity and except in respect of any remedies in respect of any inaccuracies in the representations and warranties contained in
Section 1.01(d)) shall be the right of Parent, exercisable on its own behalf or on behalf of the other Parent Indemnitees, to cause the forfeiture to Parent of such cash or shares of Parent capital stock as are held by the Escrow Agent in the General Escrow in respect of such Series F Holder and in the Behrman Escrow in respect of Behrman or SEF, as the case may be. For the purpose of avoidance of doubt, (i) the aggregate liability of the Series F Holders in respect of any claim for indemnification under Section 9.01(a) shall in no event exceed the Series F Indemnification Percentage of such claim, (ii) the aggregate liability of Behrman and SEF in respect of any claim for indemnification under Section 9.01(a) shall in no event exceed the Behrman Indemnification Percentage of such claim, and (iii) if the cash remaining in the Behrman Escrow is insufficient to fund the Behrman Percentage of such claim, the Parent Indemnitees shall not be entitled to indemnification from Behrman, SEF or any Series F Holder in respect of such shortfall, notwithstanding that assets may remain in the General Escrow.

         (d) Subject to the limitations and expiration dates contained in
Section 10.01 and in this Article 9, Behrman, SEF and each Series F Holder (or, if the Closing shall not have occurred, the Company) shall, severally but not jointly, indemnify, defend and hold harmless the Parent Indemnitees and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, 66.67% of any and all Losses relating to or arising out of any Specified Litigation.

         (e) Except as set forth in the second sentence of this paragraph and subject to the additional limitations set forth in Section 9.01(f), Behrman, SEF and the Series F Holders (or, if closing shall not have occurred, the Company) shall not be required to indemnify the Parent Indemnitees with respect to any claim for indemnification pursuant to Section 9.01(d) unless and until the aggregate amount of all claims against Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) under Section 9.01(d) exceeds $250,000, at which point Behrman, SEF and the Series F Holders (or, if Closing shall not have occurred, the Company) shall be liable for 66.67% of the excess of the full amount of all such Losses over $250,000. The amount of the indemnifiable portion of any Loss for which indemnification is sought under
Section 9.01(d) shall be allocated among Behrman, SEF and the Series F Holders as follows: (a) the Behrman Indemnification Percentage to Behrman and SEF, to the extent there are assets available therefor in the Behrman Escrow, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to consummation of the Share Exchange, and (b) the Series F Indemnification Percentage to the Series F Holders, to the extent there are assets available therefor in the Special Escrow, pro rata to their ownership of Daleen Series F Preferred Stock immediately prior to the Effective Time.

         (f) The sole remedy of any Parent Indemnitee in respect of any claim for indemnification against Behrman, SEF or the Series F Holders under Section 9.01(d) or otherwise relating to or arising out of any Specified Litigation shall be the right of Parent, exercisable on its own behalf or on behalf of the other Parent Indemnitees, to cause the forfeiture to Parent of such cash or shares of Parent capital stock as are held as are held by the Escrow Agent in the Special Escrow in respect of such Series F Holder and in the Behrman Escrow in respect of Behrman or SEF, as the case may be. For the purpose of avoidance of doubt, (i) the aggregate liability of the Series F Holders in respect of any claim for indemnification under Section 9.01(d) shall in no event exceed the Series F Indemnification Percentage of such claim, (ii) the aggregate liability of Behrman and SEF in respect of any claim for indemnification under Section 9.01(d) shall in no event exceed the Behrman Indemnification Percentage of such claim, and (iii) if the cash remaining in the Behrman Escrow is insufficient to fund the Behrman Percentage of such claim, the Parent Indemnitees shall not be entitled to indemnification from Behrman, SEF or any Series F Holder in respect of such shortfall, notwithstanding that assets may remain in the Special Escrow.

         (g) For avoidance of doubt, in no event shall the aggregate liability of Behrman and SEF in respect of all claims for indemnification brought by Parent Indemnitees under Article 9 exceed the amount of the Behrman Escrow.

         (a) Subject to the limitations and expiration dates contained in
Section 10.01 and in this Article 9 and the rights of the Investor Indemnified Parties (as defined in the Investment Agreement) pursuant to Section 8.2(a) of the Investment Agreement, Parent and Acquisition Sub shall, jointly and severally, indemnify, defend and hold harmless Behrman, SEF and the Series F Holders (and if the Closing shall not have occurred, the Company) and each of their respective directors, officers, managers, employees, equity holders, agents, Affiliates, successors and permitted assigns (collectively, the "Company Indemnitees") and each of them from and against, and shall pay and/or reimburse the foregoing Persons for, any and all Losses, relating to or arising out of the breach of any representation, warranty, covenant or agreement of the Parent or Acquisition Sub contained in this Agreement.

         (b) Except as set forth in the second sentence of this paragraph, Parent and Acquisition Sub shall not be required to indemnify the Company Indemnitees with respect to any claim for indemnification pursuant to Section 9.02(a) unless and until the aggregate amount of all claims against Parent and Acquisition Sub under Section 9.02(a) exceeds $250,000, at which point Parent and Acquisition Sub shall be liable for the full amount of all such Losses; provided, however, that the aggregate liability of Parent and Acquisition Sub to the Company Indemnitees shall in no event exceed $966,916. The limitations in the preceding sentence shall not limit in any way the remedies of the Company Indemnitees in respect of fraud or willful misrepresentation.

         SECTION 9.02. Procedures. If any party (the "Indemnitee") receives notice of any claim or the commencement of any action or proceeding with respect to which the other party (or parties) is obligated to provide indemnification (the "Indemnifying Party") pursuant to Sections 9.01 or 9.02, the Indemnitee shall give the Indemnifying Party written notice thereof within a reasonable period of time following the Indemnitee's receipt of such notice. Such notice shall describe the claim in reasonable detail and shall indicate the amount (estimated if necessary) of the Losses that have been or may be sustained by the Indemnitee. The Indemnifying Party may, subject to the other provisions of this
Section 9.03, compromise or defend, at such Indemnifying Party's own expense and by such Indemnifying Party's own counsel, any such matter involving the asserted Liabilities of the Indemnitee in respect of a third-party claim. If the Indemnifying Party elects to compromise or defend such asserted Liabilities, it shall within thirty (30) days (or sooner, if the nature of the asserted Liabilities so requires) notify the Indemnitee of its intent to do so, and the Indemnitee, shall reasonably cooperate, at the request and reasonable expense of the Indemnifying Party, in the compromise of, or defense against, such asserted Liabilities. The Indemnifying Party will not be released from any obligation to indemnify the Indemnitee hereunder with respect to a claim without the prior written consent of the Indemnitee, unless the Indemnifying Party delivers to the Indemnitee a duly executed agreement settling or compromising such claim with no monetary liability to or injunctive relief against the Indemnitee and a complete release of the Indemnitee with respect thereto. The Indemnifying Party shall have the right to conduct and control the defense of any third-party claim made for which it has been provided notice hereunder, other than a third-party claim with respect to breach of a representation or warranty contained in Section 3.15, which shall be conducted and controlled by the Company, provided, that the Company shall act reasonably and in good faith in the conduct and control thereof and shall consult with the Indemnifying Parties with respect thereto. All costs and fees incurred with respect to any such claim will be borne by the Indemnifying Party. The Indemnitee will have the right to participate, but not control, at its own expense, the defense or settlement of any such claim; provided, that if the Indemnitee and the Indemnifying Party shall have conflicting claims or defenses, the Indemnifying Party shall not have control of such conflicting claims or defenses and the Indemnitee shall be entitled to appoint a separate counsel for such claims and defenses at the cost and expense of the Indemnifying Party. If the Indemnifying Party chooses to defend any claim, the Indemnitee shall make available to the Indemnifying Party any books, records or other documents within its control that are reasonably required for such defense.

         SECTION 9.03. Reduction by Insurance Recoveries.

         (a) Any payment made to an Indemnitee hereunder shall be net of any insurance proceeds realized by and paid to such Indemnitee in respect of the respective claim (after giving effect to the present value of any costs, increased retentions, premium increases and similar present and future costs and expenses associated with the respective insurance claim). No Indemnitee shall be obligated to make any claim under an insurance policy if the Indemnitee, in its reasonable judgment, believes that the cost of pursuing such insurance claim, together with any corresponding increase in premiums or other costs or expenses, would exceed the value of the claim for which such Indemnitee is seeking indemnification. No Indemnitee shall have any obligation to bring litigation against an insurer or take other action in respect of any insurer's denial, whether in whole or in part, of a claim.

         (b) No Indemnitee shall be obligated to recover from or pursue payment from insurance policies prior to the Indemnifying Person being required to provide indemnification hereunder. The Indemnitee shall provide the Indemnifying Person with prompt written notice of any receipt of insurance proceeds realized in respect of claims for which payment of indemnity has previously been made, and shall make prompt delivery to the Indemnifying Person of such portion of the same as equals the amount by which payment of indemnification would have been reduced pursuant to Section 9.04(a) if such proceeds had been realized prior to the making of such payment of indemnification.

         SECTION 9.04. Stockholders' Representative. Behrman and SEF by their execution hereof, and each Series F Holder, by their acceptance of the Merger Consideration, shall be deemed to have designated and appointed Behrman Brothers LLC (the "Behrman Designee") and a party to be named by written consent of Series F Holders holding a majority of the shares of Series F Preferred Stock held by the Series F Holders (the "Series F Designee") with full power of substitution (jointly, the "Stockholders' Representative") as the representative of each such stockholder, to perform all such acts as are required, authorized or contemplated by this Agreement and by the Escrow Agreement to be performed by them pursuant to Section 2.05 and Article IX hereof and the Escrow Agreement, and hereby acknowledges that the Stockholders' Representative shall be the only person authorized to take any action so required, authorized or contemplated by
Section 2.05 and Article IX hereof and the Escrow Agreement. Prior to the date on which all funds in the Behrman Escrow shall have been exhausted by delivery to Parent Indemnitees, both the Behrman Designee and the Series F Designee shall be required to sign any instruction or other instrument on behalf of the Stockholders Representative for such instrument to be effective. The Behrman Designee or its designated successor (as appointed by Behrman) shall be deemed to have ceased to be included in the definition of the Stockholders' Representative on such date as all funds in the Behrman Escrow have been exhausted, and thereafter the Seires F Designee or its designated successor shall have sole authority to act as Stockholders' Representative except to the extent any action undertaken or proposed to be undertaken under such sole authority could reasonably be expected to adversely affect Behrman or SEF, in which case the consent of Behrman shall be required. The Stockholders' Representative shall act as the representative of Behrman, SEF, and each Series F Holders under Section 2.05 and this Article IX and the Escrow Agreement, and shall be authorized to act on behalf of Behrman, SEF, and each Series F Holders and to take any and all actions required or permitted to be taken by the Stockholders' Representative under Section 2.05 and this Article IX or the Escrow Agreement with respect to any claims (including the settlement thereof) made by any Parent Indemnitees for indemnification pursuant to Section 2.05 and this Article IX of the Agreement and with respect to any actions to be taken by the Stockholders' Representative pursuant to the terms of the Escrow Agreement. Behrman, SEF, and each Series F Holders shall be bound by all actions taken by the Stockholders' Representative in its capacity thereof. The Stockholders' Representative shall promptly, and in any event within five business days, provide written notice to Behrman, SEF, and each Series F Holders of any action taken on behalf of Behrman, SEF, and each Series F Holders by the Stockholders' Representative pursuant to the authority delegated to the Stockholders' Representative under this Section 9.05. Each of Behrman, SEF and the Series F Holders is thereby deemed to have further acknowledged that the foregoing appointment and designation shall be deemed to be coupled with an interest and shall survive the death or incapacity of such stockholder. Each of Behrman, SEF and the Series F Holders is thereby deemed to have authorized the other parties hereto to disregard any notice or other action taken by such stockholder pursuant to Section 2.05 and Article IX hereof and the Escrow Agreement except for the Stockholders' Representative. The other parties hereto are and will be entitled to rely on any action so taken or any notice given by the Stockholders' Representative and are and will be entitled and authorized to give notices only to the Stockholders' Representative for any notice contemplated by Section 2.05 and Article IX hereof and the Escrow Agreement to be given to any such stockholder. The Stockholders' Representative may be replaced, and any successor thereto appointed, by written consent executed by (a) Behrman in respect of the Behrman Designee and its designated successors and (b) Series F Holders holding a majority of the shares of Daleen Series F Preferred Stock held by all Series F Holders as of the Effective Time in respect of the Series F Designee and his designated successors, with such written consent to be delivered to Parent and the Escrow Agent not later than the fifth business day after the execution and delivery thereof. The Stockholders' Representative shall not be liable for any act done or omitted in such capacity while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advise of counsel shall be conclusive evidence of such good faith. Behrman, SEF and each Series F Holder shall, by their execution hereof or their acceptance of the Merger Consideration, as the case may be, be deemed to have agreed to severally indemnify the

Stockholders' Representative and hold it harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Stockholders' Representative and arising out of or in connection with the acceptance or administration each of their duties hereunder. For the avoidance of doubt, the Stockholders' Representative is not authorized to take any action in the name of Behrman, SEF or any Series F Holder other than as expressly required, authorized or contemplated by Section 2.05 and Article IX hereof and the Escrow Agreement, and shall not have authority to enter into any amendment, waiver or modification of this Agreement (including Section 2.05 and Article IX hereof), which amendments, waivers and modifications are solely governed by
Section 8.04.

                                    ARTICLE X

                               GENERAL PROVISIONS

     SECTION 10.01. Survival of Representations and Warranties. The representations and warranties in this Agreement shall survive until the thirtieth day after the receipt of the audited financial statements for the Company for the fiscal year ended December 31, 2005 or the earlier termination of this Agreement pursuant to Section 8.01, as the case may be. The agreements and covenants set forth in this Agreement shall survive the Closing until the performance thereof, and those set forth in Sections 6.08, 8.02, 8.03, Article IX and Article X shall survive termination of this Agreement indefinitely.

     SECTION 10.02. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by cable, facsimile, telegram or telex or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

     if to Parent or Acquisition Sub after the Effective Time, in care of:

          Quadrangle Group LLC
          375 Park Avenue
          New York, New York 10152
          Attention:  Chief Financial Officer
              Facsimile number:  (212) 418-1740

     with a copy (which shall not constitute notice) to:

          Weil, Gotshal & Manges, LLP
          100 Federal Street
          Boston, MA 02110
          Attention:  James Westra, Esq.
          Facsimile:  (617) 772-8333
     if to the Company:

          Chief Executive Officer
          Daleen Technologies, Inc.
          902 Clint Moore Road
          Boca Raton, Florida 33487
          Facsimile:  (561) 999-8080

     with a copy (which shall not constitute notice) to:

          Robert P. Zinn, Esq.
          Kirkpatrick & Lockhart LLP
          Henry W. Oliver Building
          535 Smithfield Street
          Pittsburgh, PA 15222
          Facsimile:  (412) 355-6501

     SECTION 10.03. Certain Definitions; Interpretation.

          (a) For purposes of this Agreement and its Exhibits and schedules, the following terms shall have the following meanings unless the context otherwise clearly requires:

          "13E-3" shall have the meaning given to it in Section 3.08.

          "Acquisition Sub" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "affiliate" of a specified person means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with, such specified person;

          "Agreement" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Behrman" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "beneficial owner" with respect to any shares means a person who shall be deemed to be the beneficial owner of such shares (i) which such person or any of its affiliates or associates (as such term is defined in Rule 12b-2 promulgated under the Exchange Act) beneficially owns, directly or indirectly; (ii) which such person or any of its affiliates or associates has, directly or indirectly, (A) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of consideration rights, exchange rights, warrants or options, or otherwise, or (B) the right to vote pursuant to any agreement, arrangement or understanding; or (iii) which are beneficially owned, directly or indirectly, by any other persons with whom such person or any of its affiliates or associates or any person with whom such person or any of its affiliates or associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any such shares;

          "business day" means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in the City of New York, New York;

          "Bridge Loan Facility" means that certain Working Capital Facility Agreement of even date herewith between the Company and Protek, together with the other instruments and agreements contemplated thereby.

          "Certificate of Merger" shall have the meaning given to it in Section 1.03;

          "Closing" shall have the meaning given to it in Section 1.03;

          "Code" shall have the meaning given to it in Section 2.03(h);

          "Company" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Company 2003 Balance Sheet" shall have the meaning given to it in
     Section 3.07;

          "Company Disclosure Schedule" shall have the meaning given to it in
     Section 3.01;

          "Company Indemnitees" shall have the meaning given to it in Section 9.02;

          "Company Intellectual Property" shall have the meaning given to it in
     Section 3.14(a);

          "Company Material Adverse Effect" shall mean any material adverse change in or effect upon the financial condition, business, operations or assets of the Company and its Subsidiaries taken as a whole, or upon the ability of the Company to consummate the transactions contemplated hereby, other than

          (a) changes of a general economic character applicable to all industries in a material region of the operations of the Company and Company Subs;

          (b) changes resulting from the performance by the Company of its express obligations under this Agreement;

          (c)  changes resulting from actions consented to by Buyer under
               Section 5.01;

          (d) changes resulting from the incurrence of Company Transaction Expenses;

          (e)  changes resulting from or relating to any Specified Litigation;
               and

          (f) the realization of any contingent liability expressly disclosed in the Company Disclosure Schedules, but solely if and to the extent of the specific dollar amount of such liability disclosed on such Schedule.

          "Company Options" shall have the meaning given to it in Section
     2.04(b);

          "Company Permits" shall have the meaning given to it in Section 3.06;

          "Company Proxy Statement" shall have the meaning given to it in
     Section 3.08;

          "Company SEC Reports" shall have the meaning given to it in Section 3.07;

          "Company Stockholders Meeting" shall have the meaning given to it in
     Section 6.01;

          "Company Stock Option Plans" shall have the meaning given to it in
     Section 2.04(b);

          "Company Transaction Expenses" means any and all Transaction Expenses of the Company and its Subsidiaries, including (a) any and all management retention bonuses, (b) any and all Taxes, costs and expenses associated with options, (c) any and all fees payable to any Person pursuant to any agreement disclosed on Schedule 3.21, (d) any and all payments to be made by the Company or Parent under any Transaction Agreement, (e) any and all payments, costs and expenses relating to or arising out of a Specified Litigation, (f) any and all other costs and expenses incurred by the Company or any Subsidiary in order to perform its covenants and obligations hereunder, and (g) any one-time accounting charges relating to or arising out of this Agreement, any other Transaction Agreement, or any transaction contemplated hereby or thereby.

          "Competing Transaction" shall have the meaning given to it in Section 6.05;

          "control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly or as trustee or executor, of the power to director cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise;

          "Daleen Common Stock" shall have the meaning given to it in Section 1.01(d);

          "Daleen Series F Preferred Stock" shall have the meaning given to it in Section 1.01(a);

          "DGCL" shall have the meaning given to it in Section 1.02;

          "Dissenting Shares" shall have the meaning given to it in Section 2.01(g);

          "Dissenting Stockholder" shall have the meaning given to it in Section 2.01(g);

          "Effective Time" shall have the meaning given to it in Section 1.03;

          "Election Date" shall have the meaning given to it in Section 2.02(c);

          "Environmental Laws" shall have the meaning given to it in Section
     3.16;

          "Equity Election" shall have the meaning given to it in Section
     2.02(a);

          "Equity Election Consideration" shall have the meaning given to it in
     Section 2.02(a);

          "Equity Election Notice" shall have the meaning given to it in Section 2.02(c);

          "ERISA" shall have the meaning given to it in Section 3.11;

          "Escrow Agent" shall mean SunTrust Bank as escrow agent under the Escrow Agreement and any successor escrow agent as appointed in accordance therewith;

          "Escrow Agreement" shall have the meaning given to it in Section 2.05;

          "Exchange Act" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Exchange Agent" shall have the meaning given to it in Section
     2.02(b);

          "Exchange Fund" shall have the meaning given to it in Section 2.03(f);

          "Exchanged Shares" shall have the meaning given to it in Section 1.01;

          "GAAP" means generally accepted accounting principles in the United States, as in effect from time to time, applied on a consistent basis for the period involved;

          "Governmental Entity" means any United States (federal, state or local) or foreign government, or governmental, regulatory or administrative authority, agency or commission;

          "Hazardous Substances" shall have the meaning given to it in Section 3.16;

          "Indemnifying Party" shall have the meaning given to it in Section
     9.03;

          "Indemnitee" shall have the meaning given to it in Section 9.03;

          "Investment Agreement" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "IRS" shall have the meaning given to it in Section 3.11(b);

          "knowledge of the Company" means the actual knowledge of Gordon Quick, David McTarnaghan, Jeanne Prayther, John Trecker, William McCausland and Dawn Landry after their conducting reasonable inquiries of the appropriate employees of the Company;

          "Laws" shall have the meaning given to it in Section 3.05;

          "Liabilities" means any and all debts, liabilities or obligations (including guarantees), whether absolute or contingent, asserted or unasserted, accrued or unaccrued, known or unknown, liquidated or unliquidated, matured or unmatured, direct or by way of indemnification, due or to become due, or fixed or unfixed;

          "Lien" means and includes any lien, pledge, mortgage, security interest, claim, lease, charge, option, right of first refusal or offer, easement, servitude, transfer restriction or voting requirement under any or similar agreement, or any other encumbrance, restriction or limitation whatsoever;

          "Losses" shall have the meaning given to it in Section 9.01;

          "Material Contracts" shall have the meaning given to it in Section
     3.17;

          "Merger" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Merger Closing" shall have the meaning given to it in Section 1.03;

          "Ordinary Course" shall mean, in respect of any person, the ordinary course of business of such person consistent with past practice, including with respect to policies concerning revenue recognition, pre-paid revenue, work in progress, expected profit contribution from new contracts and in the aggregate, revenue from hardware as a percent of revenue from individual contracts, settlement of contractual disputes with customers (but excluding any such settlement that would result in a payment that would, if made after the date hereof, require the consent of Parent under Section 5.01(l)), payables management, research and development expenditures and all other items that affect the income, cash flow and balance sheet of such Person. For the purpose of avoidance of doubt, special distributions or bonuses to employees or shareholders or any other distributions and dividends to equityholders shall be considered outside of the Ordinary Course.

          "person" means an individual, corporation, partnership, limited partnership, syndicate, person (including, without limitation, a "person" as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government;

          "Parent Common Stock" shall mean the Common Stock, par value $0.01 per share, of Parent;

          "Parent Common Stock Value" shall have the meaning given to it in
     Section 1.01;

          "Parent Disclosure Schedule" shall have the meaning given to it in
     Section 4.04;

          "Parent Indemnitees" shall have the meaning given to it in Section
     9.01;

          "Parent Material Adverse Effect" shall mean any material adverse change in or effect upon the financial condition, business, operations or assets of Parent and Acquisition Sub taken as a whole, or upon the ability of Parent or Acquisition Sub to consummate the transactions contemplated hereby, other than

               (a) changes of a general economic character applicable to all industries in a material region of the operations of the Parent and Acquisition Sub;

               (b) changes resulting from the performance by the Parent and Acquisition Sub of their express obligations under this Agreement;

               (c)  changes resulting from or relating to any Specified
          Litigation;

               (d) changes resulting from the incurrence of Transaction Expenses; and

               (e) matters in respect of Protek that are excluded from the definition of "Company Material Adverse Effect" in the Protek Agreement.

          "Parent PIK Preferred" shall mean the Series A-1 Redeemable Convertible PIK Preferred Stock, par value $0.01 per share, of Parent, having the designations, preferences, privileges and other rights set forth in the Certificate of Designations in respect thereof;

          "Parent PIK Value" shall have the meaning given to it in Section 1.01;

          "Parent Series A PIK Preferred" shall mean the Series A Redeemable Convertible PIK Preferred Stock, par value $0.01 per share, of Parent, having the designations, preferences, privileges and other rights set forth in the Certificate of Designations in respect thereof;

          "Plans" shall have the meaning given to it in Section 3.11;

          "Policies" shall have the meaning given to it in Section 3.24;

          "Protek" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Protek Agreement" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Quadrangle" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Release" shall have the meaning given to it in Section 3.16(a);

          "SEC" shall have the meaning given to it in Section 2.02(c);

          "SEC Transaction Filings" shall have the meaning given to it in
     Section 3.08;

          "Securities Act" shall have the meaning given to it in Section 3.05;

          "SEF" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Series F Holder" means each record holder of Series F Preferred Stock as of the Effective Time, other than Behrman and SEF;

          "Series F Group" shall have the meaning given to it in Section
     2.01(a);

          "Series F Value" shall have the meaning given to it in Section
     1.01(c);

          "Share" shall have the meaning given to it in Section 2.01(d);

          "Share Exchange" shall have the meaning given to it in the introductory paragraphs to this Agreement;

          "Share Exchange Closing" shall have the meaning given to it in Section 1.01;

          "Share Exchange Consideration" shall have the meaning given to it in
     Section 1.01;

          "Specified Litigation" means any litigation that is or is of a type described on Schedule 10.03 and subject to the limitations set forth thereon;

          "Stockholders Agreement" shall mean an agreement among Parent, Quadrangle, Behrman, SEF and certain of Parents other stockholders in substantially the form attached as Exhibit D;

          "Subsidiary" shall have the meaning given to it in Section 3.01;

          "subsidiary" or "subsidiaries" of any person means any corporation, partnership, joint venture or other legal entity of which such person (either above or through or together with any other subsidiary), owns, directly or indirectly, more than 50% of the stock or other equity interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity;

          "Surviving Corporation" shall have the meaning given to it in Section 1.02;

          "Tax" means (i) any net income, capital gains, gross income, gross receipts, sales, use, transfer, ad valorem, franchise, profits, license, capital, inventory, capital stock, social security, unemployment, value added, withholding, payroll, employment, excise, goods and services, severance, stamp, occupation, premium, property, windfall profits or other tax, charge, fee, levy, custom duties, or other similar charge imposed by a taxing authority of the United States or any state, local, or foreign government or agency or subdivision thereof, including any interest, penalties, additions to tax, or additional amounts accrued under applicable law or charged by any taxing authority and (ii) any liability in respect of any items described in clause (i) as a transferee, pursuant to Treasury Regulation Section 1.1502-6 (or a similar provision of state, local or foreign law) or as an indemnitor, guarantor, surety or in a similar capacity under any contract, arrangement, agreement, understanding or commitment, whether oral or written;

          "Tax Return" means any return, declaration, report, claim for refund, or information return or other statement in relation to Taxes, including any schedule or attachment thereto or amendment thereof;

          "Transaction Agreements" means (a) this Agreement, (b) the Protek Agreement, (c) the Investment Agreement, (d) the Protek Bridge Agreement,
     (e) the Subordinated Bridge Loan Agreement by and among the Company, Behrman, and SEF and (f) the Transaction Support Agreement, together with each other Contract to be entered into at Closing that is attached as an exhibit to any of the foregoing;

          "Transaction Expenses" shall have the meaning given to it in the Transaction Support Agreement;

          "Transaction Support Agreement" means the Transaction Support Agreement of even date herewith by and among the Company, Parent, Quadrangle, Behrman, SEF, Protek and the Specified Sellers (as defined in the Protek Agreement);

          "Voting Agreement" shall have the meaning given to it in the introductory paragraphs to this Agreement; and

          "VRC" shall Valuation Research Corporation, financial advisor to the Company;

          (f) When the context in which words are used in this Agreement indicates that such is the intent, words used in the singular shall have a comparable meaning when used in the plural, and vice versa; pronouns stated in the masculine, feminine or neuter shall include each other gender.

          (g) Section and Schedule references are to this Agreement, unless otherwise specified; provided, that all references to Schedules in Article III mean the specific Schedules included in the Company Disclosure Schedule and all references to Schedules in Article IV mean the specific Schedules included in the Parent Disclosure Schedule.

          (h) The Section headings contained in this Agreement are solely for the purpose of reference, are not part of the agreement of the parties and shall not in any way affect the meaning or interpretation of this Agreement.

          (i) The term "including" is not limiting and means "including, without limitation."

          (j) Unless the context clearly requires otherwise, the term "and" is not limiting and means "and/or."

          (k) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including"; the words "to" and "until" each mean "to but excluding", and the word "through" means "to and including."

          (l) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of this Agreement, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

          (m) This Agreement and the other agreements contemplated by this Agreement are the result of negotiations among, and have been reviewed by counsel to, the parties hereto and are the products of all the parties. Accordingly, they shall not be construed against any party hereto merely because of the nature or extent of such party's involvement in their preparation.

          (n) "Dollars" or "$" means the currency of the U.S. that, as at the time of payment, is legal tender for the payment of public and private debts.

          (o) The words "hereto," "herewith," "hereof," "hereby," "herein" and "hereunder" refer to this Agreement.

     SECTION 10.04. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Merger and the other transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Merger and the other transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

     SECTION 10.05. Entire Agreement; Assignment. This Agreement, together with the other Transaction Agreements, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent and Acquisition Sub may assign all or any of their rights and obligations hereunder to any affiliate of Parent provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

     SECTION 10.06. Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 6.06 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

     SECTION 10.07. Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

     SECTION 10.08. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of New York applicable to contracts executed in and to be performed in that State.

     SECTION 10.09. Consent to Jurisdiction.

          (a) EACH OF PARENT, THE COMPANY, ACQUISITION SUB, BEHRMAN AND SEF HEREBY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE COURTS OF THE STATE OF NEW YORK AND TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, FOR THE PURPOSE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND EACH OF PARENT, THE COMPANY, ACQUISITION SUB, BEHRMAN AND SEF HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT TO SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED EXCLUSIVELY IN ANY NEW YORK STATE OR FEDERAL COURT SITTING IN THE CITY OF NEW YORK. EACH OF PARENT, THE COMPANY AND ACQUISITION SUB AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW.

          (b) EACH OF PARENT, THE COMPANY, ACQUISITION SUB, BEHRMAN AND SEF IRREVOCABLY CONSENTS TO THE SERVICE OF THE SUMMONS AND COMPLAINT AND ANY OTHER PROCESS IN ANY OTHER ACTION OR PROCEEDING RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, ON BEHALF OF ITSELF OR ITS PROPERTY, BY THE PERSONAL DELIVERY OF COPIES OF SUCH PROCESS TO SUCH PARTY. NOTHING IN THIS SECTION 10.09 SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

     SECTION 10.10. Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

     SECTION 10.11. Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed and delivered shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

         SECTION 10.12 Waiver of Jury Trial. EACH OF THE COMPANY, PARENT, ACQUISITION SUB, BEHRMAN AND SEF ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY OR DISPUTE THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH OF THE COMPANY, PARENT, ACQUISITION SUB, BEHRMAN AND SEF CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS
SECTION 10.12.

      [Remainder of page intentionally left blank; signature page follows]

Intending to be bound hereby, Parent, Acquisition Sub, the Company, Behrman and SEF have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

                                     DALEEN HOLDINGS, INC.

                                     By: /s/ Gordon Quick
                                        ----------------------------------------
                                     Name:     Gordon Quick
                                          --------------------------------------
                                     Title:       Chief Executive Officer
                                           -------------------------------------


                                     PARALLEL ACQUISITION, INC.

                                     By: /s/ Gordon Quick
                                        ----------------------------------------
                                     Name:     Gordon Quick
                                          --------------------------------------
                                     Title:       Chief Executive Officer
                                           -------------------------------------

                                     DALEEN TECHNOLOGIES, INC.

                                     By: /s/ Gordon Quick
                                        ----------------------------------------
                                     Name:     Gordon Quick
                                          --------------------------------------
                                     Title: President & Chief Executive Officer
                                           -------------------------------------


                                     BEHRMAN CAPITAL II, L.P.

                                     By : Behrman Brothers, LLC, its General
                                          Partner

                                     By: /s/ Grant Behrman
                                        ----------------------------------------
                                     Name:      Grant Behrman
                                          --------------------------------------
                                     Title:        Managing Member
                                           -------------------------------------


                                     STRATEGIC ENTREPRENEUR FUND II, L.P.

                                     By: /s/ Grant Behrman
                                        ----------------------------------------
                                     Name:      Grant Behrman
                                          --------------------------------------
                                     Title: General Partner
                                           -------------------------------------